UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

ITC^DELTACOM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2009

Dear fellow stockholder:

On behalf of the board of directors of ITC^DeltaCom, Inc., it is my pleasure to invite you to ITC^DeltaCom’s 2009 annual meeting of stockholders. The annual meeting will be held on May 12, 2009, at 11:00 a.m., local time, at our principal executive offices located at 7037 Old Madison Pike, Huntsville, Alabama 35806. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect nine directors of ITC^DeltaCom; and

2.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2009 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You also may submit a proxy to vote by telephone or electronically by following the instructions on your proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By order of the board of directors,

J. Thomas Mullis Secretary

Dated: April 13, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 12, 2009: This proxy statement and our 2008 Annual Report on Form 10-K, which serves as our Annual Report to Stockholders, are available at www.deltacom.com/investors.asp.

ITC^DELTACOM, INC.

7037 Old Madison Pike

Huntsville, Alabama 35806

Annual Meeting of Stockholders

May 12, 2009

PROXY STATEMENT

GENERAL INFORMATION

ITC^DeltaCom, Inc. is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 12, 2009, at 11:00 a.m., local time, at our principal executive offices located at 7037 Old Madison Pike, Huntsville, Alabama 35806.

The annual meeting has been called for stockholders to consider and vote upon a proposal to elect nine directors and to transact such other business, if any, as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 13, 2009.

Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of ITC^DeltaCom and our subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for these services, which will be performed in addition to their regular duties. We also have made arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at our principal executive offices at 7037 Old Madison Pike, Huntsville, Alabama 35806, and at the time and place of the meeting during the whole time of the meeting.

Voting and Revocability of Proxies

If your shares are registered with our transfer agent and registrar in your name, you are a stockholder of record. If your shares are held for you in a brokerage, bank or other institutional account, your shares are held in “street name.” Stockholders of record and stockholders whose shares are held in street name may vote as follows:

By Written Proxy. All stockholders of record may vote by written proxy card. A proxy card for use at the annual meeting and a return postage-paid envelope are enclosed for stockholders of record. A stockholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to ITC^DeltaCom’s Secretary, by subsequently executing another proxy bearing a later date, by voting again using the telephone or Internet voting procedures, or by attending the annual meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary.

Shares represented by a properly executed proxy, if the proxy is received in time and is not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted “FOR” approval of each proposal listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit ITC^DeltaCom to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

If you are a street name holder, you will receive a voting instruction card from your bank or broker. Street name holders may vote in writing by following the instructions on the voting instruction card.

By Telephone or Internet. All stockholders of record also may vote by touchtone telephone using either the toll-free telephone number (if dialing from the United States, Canada or Puerto Rico) or the direct-dial telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. A vote by telephone or through the Internet may be revoked by executing a later-dated proxy card, by subsequently voting by telephone or through the Internet, or by attending the annual meeting and voting in person.

Street name holders may vote by telephone or through the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials.

In Person. All stockholders of record may vote in person at the meeting. Attending the annual meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy.

Street name holders may vote in person at the meeting if they have a legal proxy. You will need to ask your broker or bank for a legal proxy and bring the legal proxy with you to the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

Voting Procedure

All holders of record of our common stock at the close of business on March 31, 2009, which is the record date for the annual meeting, will be eligible to vote on all proposals at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder as of the record date. As of March 31, 2009, there were 80,867,040 shares of common stock outstanding, which represented a total of 80,867,040 votes entitled to be cast at the annual meeting.

The holders of outstanding shares of common stock representing a majority of the total votes entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether a quorum is present. Abstentions and any broker non-votes will be counted for purposes of determining the presence of a quorum at the annual meeting.

Under the applicable rules of the exchanges and other self-regulatory organizations of which broker-dealers are members, broker-dealers who hold their customers’ shares in street name may vote the shares of their customers on routine proposals when they have not received instructions from the customers. Under these rules, brokers may not vote shares of their customers on other matters without instructions from their customers. A “broker non-vote” occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Stockholder Approval of Election of Directors

Assuming a quorum is present at the annual meeting, approval of the nine nominees to the board of directors requires a plurality of the votes cast at the annual meeting by the holders of the common stock. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

A group of stockholders affiliated with Welsh, Carson, Anderson & Stowe, a private equity firm, who are referred to collectively in this proxy statement as the “WCAS Group,” have reported in filings with the SEC that they beneficially own shares of our common stock that represented a majority of our shares of common stock outstanding as of the record date for the annual meeting. See “Security Ownership” for information about the common stock owned by the WCAS Group. The members of the WCAS Group and some former and current affiliates and associates of WCAS Group from time to time, who are referred to collectively in this proxy statement as the “WCAS securityholders,” are obligated under the governance agreement described below in this proxy statement to vote and cause to be voted all of their shares of common stock in favor of the election of each of the nominees to the board of directors. Accordingly, if such votes are cast in accordance with the governance agreement, the election of each of the nominees for director is assured.

The board of directors unanimously recommends that stockholders vote “FOR” the election of each of the nine director nominees to the board of directors.

Annual Report to Stockholders

A copy of our annual report on Form 10-K for our 2008 fiscal year, as filed with the SEC, accompanies this proxy statement as our annual report to stockholders. Our 2008 annual report on Form 10-K, which we refer to as our “2008 Form 10-K,” is also available through our web site at www.deltacom.com/investors.asp. The annual report to stockholders and the Form 10-K are not proxy soliciting materials.

Important Notice Regarding Delivery of Stockholder Documents

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective following its receipt. In any event, if you did not receive an individual copy of our annual report to stockholders or this proxy statement, we will send a copy to you upon request if you (1) send a written request to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, or (2) direct your request by telephone to us at 256-382-5900. If you are receiving multiple copies of our annual report to stockholders and proxy statement, you can request householding by contacting our corporate secretary in the same manner.

We encourage you to participate in this program. Your participation will reduce the amount of duplicate information received at your household, as well as reduce our operating expenses.

SECURITY OWNERSHIP

The following tables present, as of March 31, 2009, information regarding beneficial ownership of our common stock. This information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose.

Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is presented following the applicable table. Except as otherwise indicated below and under applicable community property laws, based on the information available to us, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

As of March 31, 2009, there were 80,867,040 shares of common stock outstanding.

Principal Stockholders

The following table presents, as of March 31, 2009, information based upon our records and filings with the SEC regarding each person, other than a director, director nominee or executive officer of ITC^DeltaCom, known by us to be the beneficial owner of more than 5% of our common stock, which was the only class of our voting capital stock outstanding as of such date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
WCAS Group 320 Park Avenue, Suite 2500 New York, New York 10022	40,769,330	50.4

Tennenbaum Capital Partners, LLC and others 2951 28th Street, Suite 1000 Santa Monica, California 90405	12,444,285	15.4

H Partners Management, LLC and others 888 Seventh Avenue, 29th Floor New York, New York 10019	7,001,337	8.7

Joshua Tree Capital Partners, LP and others One Maritime Plaza, Suite 750 San Francisco, California 94111	5,178,400	6.4

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The information concerning the WCAS Group is based upon our records and a statement on Schedule 13D/A filed with the SEC on August 10, 2007, which we refer to as the “WCAS Schedule 13D.” The members of the WCAS Group report in the WCAS Schedule 13D that each such member may be deemed to share with the other members of the WCAS Group voting and investment power with respect to all 40,769,330 shares of common stock shown. The reporting persons state that the following entities and individuals constitute the WCAS Group: Welsh, Carson, Anderson & Stowe VIII, L.P.; WCAS VIII Associates, L.L.C.; WCAS Capital Partners III, L.P.; WCAS CP III Associates, L.L.C.; Patrick J. Welsh; Russell L. Carson; Bruce K. Anderson; Thomas E. McInerney; Robert A. Minicucci; Anthony J. de Nicola; Paul B. Queally; Jonathan M. Rather; D. Scott Mackesy; John D. Clark; and Sanjay Swani. The foregoing individuals are the managing members of WCAS VIII Associates, L.L.C., which is the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and the managing members of WCAS CP III Associates, L.L.C., which is the sole general partner of WCAS Capital Partners III, L.P. The shares of common stock shown as beneficially owned by the WCAS Group include the following: 35,203,323 shares of common stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 4,127,611 shares of common stock held of record by WCAS Capital Partners III, L.P.; and shares owned directly by some of the managing members identified above. Each managing member of WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest as a managing member of WCAS VIII Associates, L.L.C. or WCAS CP III Associates, L.L.C.

The information concerning Tennenbaum Capital Partners, LLC and others is based upon filings with the SEC, including a statement on Schedule 13D/A filed on December 24, 2008. The Schedule 13D/A states that Tennenbaum Capital Partners, LLC has sole voting and investment power with respect to all 12,357,285 shares of common stock shown as beneficially owned in that statement. All of the shares of common stock shown are held of record by Special Value Continuation Partners, LP, Special Value Absolute Return Fund, LLC or Tennenbaum Opportunities Partners V, LP. Tennenbaum Capital Partners, LLC manages all such funds.

The information concerning H Partners Management, LLC and others is based upon a statement on Schedule 13G/A filed with the SEC on February 17, 2009 by H Partners Capital, LLC, H Partners Management, LLC, H Partners, LP and Rehan Jaffer. The Schedule 13G/A states that H Partners Management, LLC and Rehan Jaffer share voting and investment power with respect to all 7,001,337 shares of common stock shown, and that H Partners Capital, LLC and H Partners, LP share voting and investment power with respect to 5,007,037 shares of common stock. Each of the reporting persons disclaims any beneficial ownership of the shares except to the extent of their pecuniary interest in the shares.

The information concerning Joshua Tree Capital Partners, LP and others is based upon a statement on Schedule 13G/A filed with the SEC on January 29, 2009 by Joshua Tree Capital Partners, LP, Joshua Tree Capital Management, LP, Joshua Tree Capital Management, LLC, Vikas Tandon and Yedi Wong. Such persons report that, with the exception of Yedi Wong, they share voting and investment power with respect to all 5,178,400 shares of common stock shown. All of the shares of common stock shown are held of record by Joshua Tree Capital Partners, LP. Each of the other reporting persons disclaims any beneficial ownership of such shares.

Security Ownership by Directors and Executive Officers

The following table presents, as of March 31, 2009, information regarding the beneficial ownership of our common stock by the following persons:

•	each current director;

•	each director nominee;

•	our Chief Executive Officer and the other executive officers named in the 2008 Summary Compensation Table appearing under “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	7,440	*
Randall E. Curran	107,243	*
John J. Delucca	26,433	*
Richard E. Fish, Jr.	41,977	*
Clyde A. Heintzelman	35,561	*
Michael E. Leitner	—	—
R. Gerald McCarley	41,062	*
Thomas E. McInerney	40,769,330	50.4
J. Thomas Mullis	73,370	*
Sara L. Plunkett	84,293	*
Sanjay Swani	40,769,330	50.4
Philip M. Tseng	—	—
All directors and executive officers as a group (12 persons)	41,186,709	50.8

*	Represents beneficial ownership of less than 1%.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The shares of common stock shown as beneficially owned by any executive officer or director, other than shares subject to restricted stock units awarded to Mr. Curran and Mr. Fish pursuant to the ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan, which we refer to as the “executive incentive plan,” include the shares of common stock subject to the portion of restricted stock units held by the executive officer or director that have vested without share delivery or that will vest as of or within 60 days after March 31, 2009. Under SEC rules, Mr. Curran and Mr. Fish are not deemed to own beneficially any of the shares of common stock subject to restricted stock units awarded pursuant to the executive incentive plan held by either such executive officer, including restricted stock units that have vested or will vest as of or within 60 days after March 31, 2009. Those executive officers do not have any rights of a stockholder with respect to the shares subject to such restricted stock units until the shares are delivered. No shares subject to such restricted stock units may be delivered to those executive officers as of or within 60 days after March 31, 2009.

The shares of common stock shown as beneficially owned by Mr. Delucca include 3,334 shares of common stock that Mr. Delucca has the right to purchase as of or within 60 days after March 31, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. McCarley include 3,334 shares of common stock that Mr. McCarley has the right to purchase as of or within 60 days after March 31, 2009 pursuant to the exercise of stock options.

The shares of common stock shown as beneficially owned by Mr. McInerney include all shares of common stock beneficially owned by the other members of the WCAS Group and 318,959 shares of common stock that Mr. McInerney owns directly. As reported in the WCAS Schedule 13D, Mr. McInerney disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest as a managing member of WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. For additional information concerning the nature of Mr. McInerney’s beneficial ownership of the common stock, see the information above under “Principal Stockholders” with respect to the security ownership of the WCAS Group. Mr. McInerney’s address is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

The shares of common stock shown as beneficially owned by Mr. Mullis include 51,710 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 31, 2009.

The shares of common stock shown as beneficially owned by Ms. Plunkett consist of 11,112 shares that Ms. Plunkett has the right to purchase as of or within 60 days after March 31, 2009 pursuant to the exercise of stock options and 70,181 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 31, 2009.

The shares of common stock shown as beneficially owned by Mr. Swani include all shares of common stock beneficially owned by the other members of the WCAS Group and 9,653 shares of common stock that Mr. Swani owns directly. As reported in the WCAS Schedule 13D, Mr. Swani disclaims beneficial ownership of all securities other than those he owns directly or in which he possesses an indirect pro rata interest as a managing member of WCAS VIII Associates, L.L.C. and WCAS CP III Associates, L.L.C. For additional information concerning the nature of Mr. Swani’s beneficial ownership of the common stock, see the information above under “Principal Stockholders” with respect to the security ownership of the WCAS Group. Mr. Swani’s address is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 121,891 shares of common stock subject to restricted stock units that have vested or will vest as of or within 60 days after March 31, 2009 and a total of 17,780 shares of common stock that all directors and executive officers as a group have the right to purchase as of or within 60 days after March 31, 2009 pursuant to the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

Our board of directors has nominated John Almeida, Jr., Randall E. Curran, John J. Delucca, Clyde A. Heintzelman, Michael E. Leitner, Thomas E. McInerney, Philip M. Tseng, R. Gerald McCarley and Sanjay Swani for election to the board of directors to serve until their respective successors are elected and qualified. Each of the nine director nominees is an incumbent director. The nine nominees constitute the entire membership of the current board of directors. All of the director nominees were elected to the board of directors at our 2008 annual meeting of stockholders.

Assuming a quorum is present at the annual meeting, election of the nine nominees to the board of directors will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting. Votes may be cast in favor of or withheld with respect to any or all nominees.

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. If any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may nominate. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The board of directors unanimously recommends that stockholders vote “FOR” the election of each of the nine director nominees to the board of directors.

Arrangements Relating to the Board of Directors

Composition of Board of Directors. Some of the nominees for election as directors at the annual meeting were nominated in accordance with the governance agreement we originally entered into in connection with our acquisition by merger of BTI Telecom Corp. on October 6, 2003 and amended in connection with refinancing transactions we completed on July 26, 2005.

We completed our acquisition of BTI Telecom and related transactions under a merger agreement dated as of July 2, 2003, as amended, among ITC^DeltaCom, BTI Telecom and the WCAS securityholders, including Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as “WCAS VIII,” and WCAS Capital Partners III, L.P., which we refer to as “WCAS Capital Partners.” Effective as of October 6, 2003, as required by the merger agreement, we entered into a governance agreement with the WCAS securityholders. The governance agreement contained provisions concerning the composition of ITC^DeltaCom’s board of directors and other governance matters.

We amended and restated the governance agreement on July 26, 2005 in connection with a series of related transactions we completed on that date. In those transactions, we issued and sold to institutional investors $30 million principal amount of third lien, senior secured notes and warrants to purchase our capital stock. We and the WCAS securityholders entered into the amended and restated governance agreement with the note purchasers, including Special Value Bond Fund II, LLC and Special Value Absolute Return Fund, LLC, which are investment funds managed by Tennenbaum Capital Partners, LLC, which we refer to as “TCP.” We refer to Special Value Absolute Return Fund, LLC, Special Value Continuation Partners, LP, an investment fund managed by TCP, and their permitted transferees that become parties to the governance agreement from time to time as the “TCP fund holders.”

The governance agreement provides that our board of directors is to consist of the following directors:

•

up to two directors, whom we refer to as the “WCAS designees,” designated for appointment or for nomination for election to the board of directors by WCAS VIII and WCAS Capital Partners, so long as the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding “primary voting power,” as described below;

•

up to two directors, whom we refer to as the “TCP designees,” designated for appointment or for nomination for election to the board of directors by the TCP fund holders during the applicable board membership periods described below;

•	a minimum of three directors who qualify as “independent directors,” as defined in the governance agreement;

•	our Chief Executive Officer; and

•	the additional directors, if any, nominated for election by the board of directors as a whole.

For purposes of defining the rights of the WCAS securityholders to designate individuals for appointment or nomination to the board of directors, the governance agreement defines “primary voting power” on any date to mean the total number of votes that may be cast on such date by all holders of our voting securities generally, other than in connection with the election of directors, but excluding any votes that may be cast upon the acquisition by stockholders of voting securities as a result of the conversion, exchange or exercise of any voting security equivalents, which include warrants, options and other rights, beneficially owned by such stockholders on such date. Primary voting power currently means the total number of votes that may be cast by all holders of the common stock. As of the record date for the annual meeting, based on beneficial ownership statements filed by the WCAS Group with the SEC, the WCAS securityholders, who include the members of the WCAS Group, beneficially owned common stock representing a majority of the total number of votes that could be cast on that date by all holders of our common stock.

Under the governance agreement, the TCP fund holders are entitled to designate two members of our board of directors until such time as they no longer beneficially own at least 1,333,334 shares of common stock. Thereafter, the TCP fund holders will be entitled to designate one director until such time as they and other parties to the governance agreement identified therein as “TCP securityholders” cease to own beneficially common stock representing at least 1% of our outstanding voting power.

The number of directors constituting the board of directors is currently fixed at nine directors. As of the date of this proxy statement, the board of directors consists of the following directors, each of whom has been nominated for election at the annual meeting:

•	John Almeida, Jr. and Thomas E. McInerney, who were designated for appointment to the board of directors by WCAS VIII and WCAS Capital Partners and who serve as the WCAS designees;

•	Michael E. Leitner and Philip M. Tseng, who were designated for appointment to the board of directors by the TCP fund holders and who serve as TCP designees;

•	Randall E. Curran, who serves as our Chief Executive Officer;

•	John J. Delucca, Clyde A. Heintzelman and R. Gerald McCarley, who qualify as “independent directors” under the governance agreement; and

•	Sanjay Swani, who is a member of the WCAS Group.

The governance agreement provides that the WCAS securityholders may require us at any time to increase the size of the board of directors if at such time WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding primary voting power, as described above.

The governance agreement generally defines an “independent director” as a director who is not an affiliate or an associate of, among other specified persons, any WCAS securityholder or TCP securityholder or an officer or employee of ITC^DeltaCom or any subsidiary of ITC^DeltaCom. For purposes of the governance agreement, the terms “affiliate” and “associate” generally have the meanings set forth in SEC rules, except that portfolio companies of the WCAS securityholders and the TCP securityholders and their respective affiliates are excluded from the affiliate definition. In addition, if our securities are listed on any national securities exchange, such a director must qualify as an independent director within the meaning of the rules and regulations of the securities exchange. If our securities are not so listed, such a director may not have any relationship with us which, in the opinion of the board of directors and a determination of the committee of independent directors described below, at the time of such director’s nomination, appointment or election, would interfere with such director’s exercise of independent judgment in carrying out the director’s responsibilities as a director. Our common stock is not currently listed on a national securities exchange.

In addition to the foregoing independence requirements, a director will not qualify as an independent director for purposes of the governance agreement if the director has had, during the fiscal year in which the independence determination is made or during any of our three preceding fiscal years, any disqualifying relationship enumerated in the governance agreement. Such disqualifying relationships include the following:

•	employment with ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•	subject to specified exceptions, receipt of any annual payments in excess of $60,000 from ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•	employment of any family member as an executive officer of ITC^DeltaCom or any parent or subsidiary of ITC^DeltaCom;

•

participation as a partner in, or a controlling stockholder or executive officer of, any organization to which we made, or from which we received, payments in any fiscal year (other than payments arising solely from investments in our securities) that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that fiscal year;

•	employment as an executive officer of any entity on whose compensation committee any of our executive officers serves; and

•	service as a partner or employee of our independent registered public accounting firm and participation by such director in the audit of our financial statements.

Vacancies in Board of Directors. The governance agreement provides that, for so long as the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding primary voting power, as described above:

•

one or more of the WCAS designees, acting as a “new directors committee” formed in accordance with our bylaws, will have the right to designate a director to fill any vacancy created by the death, disability, retirement, resignation or removal of any WCAS designee or by an increase in the size of the board of directors implemented pursuant to the direction of the WCAS securityholders, as described above; and

•

we and the TCP securityholders will not take any action resulting in the removal of any WCAS designee without “cause,” which the governance agreement defines as the willful and continuous failure of a director substantially to perform such director’s duties to us or the willful engaging by a director in gross misconduct materially and demonstrably injurious to us.

If a vacancy is created at any time by the death, disability, retirement, resignation or removal of any TCP designee, the TCP fund holders will have the right to designate a replacement to fill the vacancy.

Composition of Board Committees. The governance agreement provides that at least one WCAS designee will serve on all committees of the board of directors, other than the audit committee and the committee of independent directors established in accordance with the governance agreement, and that one TCP designee will serve on the compensation committee and the corporate development committee. The remaining members of each committee, other than the new directors committee established in accordance with our bylaws, are required to qualify as independent directors as defined in the governance agreement.

The board of directors is required to maintain a committee of independent directors in accordance with the governance agreement. This committee is composed exclusively of independent directors, as defined in the governance agreement. In connection with any specific determination of any matter to be made by the committee of independent directors, as described below, a director serving on the committee will not be deemed to be an independent director for purposes of participating in such determination, and will not be entitled to participate in such determination, if, in the judgment of the committee (other than such director), such director has an interest in such matter that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director.

Agreement to Vote. We, the WCAS securityholders and the TCP securityholders have agreed to vote or act by written consent, and to take all other necessary or desirable actions, to implement the foregoing provisions of the governance agreement relating to the board of directors and committees of the board of directors, and to use reasonable best efforts to cause our respective affiliates to take these actions. Consistent with this undertaking, the WCAS securityholders and the TCP securityholders are obligated under the governance agreement to vote their shares of common stock at this annual meeting in favor of each of the nominees for election to the board of directors.

Information About Directors and Director Nominees

The following presents information as of March 1, 2009 concerning our directors, all of whom have been nominated for election at the annual meeting.

Name	Age	Director Since
John Almeida, Jr.	38	2003
Randall E. Curran	54	2005
John J. Delucca	65	2002
Clyde A. Heintzelman.	70	2005
Michael E. Leitner.	41	2005
R. Gerald McCarley	69	2003
Thomas E. McInerney	67	2003
Sanjay Swani	42	2003
Philip M. Tseng	32	2007

John Almeida, Jr. joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and currently is a General Partner with that firm. Before joining Welsh, Carson, Anderson & Stowe, Mr. Almeida worked at Lehman Brothers, a global financial services firm, in the investment banking department from 1997 to 1999 and at the private equity firm Westbury Capital Partners from 1995 to 1997. Mr. Almeida served as a director of BTI Telecom Corp. from 2001 to 2003 until our acquisition of that company. Mr. Almeida also serves as a director of Local Insight Media, Inc. and Titan Outdoor Holdings, Inc.

Randall E. Curran has served as our Chief Executive Officer since February 2005. He previously served as Chairman and Chief Executive Officer of ICG Communications, Inc., a competitive telecommunications company, from September 2000 until December 2003. Before joining ICG Communications, Mr. Curran served as Chairman, President and Chief Executive Officer of Thermadyne Holdings Corporation, a global manufacturer of welding and cutting products. During 2004, he was engaged in management consulting with both FTI Consulting, Inc. and his own firm. Mr. Curran served with Thermadyne and its predecessor companies since 1981 in various positions, including Chief Operating Officer and Senior Vice President-Chief Financial Officer. Early in his career, he worked at Cooper Industries and with the accounting firm of Arthur Andersen & Co.

John J. Delucca has served as Executive Vice President and Chief Financial Officer of REL Consultancy Group, a provider of financial consulting services to businesses, from 2003 until 2004. Mr. Delucca previously served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty Inc., a manufacturer and marketer of personal fragrances, from 1999 to February 2002 and as Senior Vice President and Treasurer of RJR Nabisco Inc., an international consumer products company, from 1993 to 1998. Mr. Delucca also has served, among other positions, as Managing Director and Chief Financial Officer of Hascoe Associates, President and Chief Financial Officer of the Lexington Group, and Senior Vice President-Finance and Managing Director of The Trump Group. Mr. Delucca currently serves as a director, as chairman of the audit committee and as a member of the compensation committee of Endo Pharmaceuticals, Inc., as a director and as a member of the governance and nominating committee of Tier Technologies, Inc., and as a director of a private company.

Clyde A. Heintzelman has served as the Chairman of the Board of Optelecom, Inc. from February 2000 to June 2003 and as its interim President and Chief Executive Officer from June 2001 to January 2002. From November 1999 to May 2001, he was President of Net2000 Communications, Inc. From December 1998 to November 1999, Mr. Heintzelman served as the President and Chief Executive Officer of SAVVIS, Inc. (formerly SAVVIS Communications Corporation), a networking and Internet solutions company. Mr. Heintzelman currently serves as a director and chairman of the audit committee of SAVVIS, Inc., as a director and a member of the audit committee of Telecommunication Systems, Inc. and as Chairman of the Board of DietBrown, the successor company to Citel, a company listed on the AIM market of the London Stock Exchange.

Michael E. Leitner is a Managing Partner of Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since 2005. Before joining Tennenbaum Capital Partners, he served as a Senior Vice President of Corporate Development for WilTel Communications from 2004 to 2005. From 2000 to 2003, Mr. Leitner served as Vice President of Corporate Development of 360networks and Chief Executive Officer of 360networks’ Latin American-Caribbean long-distance business (GlobeNet Communications). From 1998 to 2000, Mr. Leitner was a Senior Director of Corporate Development for Microsoft Corporation. Mr. Leitner served as a Vice President in the Technology Mergers & Acquisitions group at Merrill Lynch, a global financial services firm, from 1994 to 1998. Mr. Leitner currently serves as a director of Online Resources Corporation and Anacomp, Inc.

R. Gerald McCarley served on our board of directors from January 2002 to October 2002 and was reappointed as a director in January 2003. Mr. McCarley is a retired partner of the accounting firm of Deloitte & Touche LLP. He retired from that firm in June 1999 after having served as an accounting and audit partner since 1980. Mr. McCarley joined a predecessor of Deloitte & Touche in 1967 and served in various positions before he was appointed a partner in 1980.

Thomas E. McInerney has served as our Chairman of the Board since February 2005. Mr. McInerney has been a General Partner of Welsh, Carson, Anderson & Stowe, a private equity firm, since 1986 and is a Managing Member or General Partner of the sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, Mr. McInerney co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a communications services company. Before co-founding Dama Telecommunications, Mr. McInerney worked in the financial services area at Automatic Data Processing, Inc. and was previously with the American Stock Exchange. Mr. McInerney served as a director of BTI Telecom Corp. from 2001 to 2003 until our acquisition of that company and is currently a director of Centennial Communications Corporation, SAVVIS, Inc., Broadridge Financial Solutions, Inc. and various private companies.

Sanjay Swani joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and has been a General Partner of that firm since 2001. Mr. Swani is a Managing Member or General Partner of the sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. From 1998 to 1999, Mr. Swani was a Principal at Fox Paine & Company, a San Francisco-based buyout firm. From 1994 to 1998, he served with Morgan Stanley & Co., a global financial services firm, in the mergers and acquisitions area. Mr. Swani is currently a director of various private companies, including Ozburn-Hessey Logistics, LLC, Mobile Storage Group, Inc., Global Knowledge Network, Inc. and Venture Transport Logistics, LLC.

Philip M. Tseng is a Managing Director of Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since July 2004. Immediately before joining Tennenbaum Capital Partners, Mr. Tseng pursued graduate studies at Harvard University. From January 2000 to June 2002, Mr. Tseng was employed with Credit Suisse First Boston, an international investment banking firm, in the technology group and, from August 1998 to January 2000, with Deutsche Bank Alex Brown, an international investment banking firm, in the telecommunications group.

Director Attendance at Meetings

The board of directors held nine meetings during 2008. During 2008, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and committees of the board described below held during the period for which he served as a director and committee member.

All nine directors attended our 2008 annual meeting of stockholders held on May 13, 2008. Our policy is that all directors are encouraged to attend the annual meeting of stockholders.

Director Independence

Our common stock is currently traded on the OTC Bulletin Board. Accordingly, we are not subject to the rules of any national securities exchange which require that a majority of a listed company’s directors and specified committees of the board of directors meet independence standards prescribed by such rules. For purposes of preparing the disclosures in this proxy statement regarding director independence, we have used the definition of “independent director” set forth in the Marketplace Rules of The NASDAQ Stock Market LLC. Our common stock ceased to be listed on the NASDAQ Stock Market in July 2006.

Subject to an exemption available to a “controlled company,” the NASDAQ Marketplace Rules require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in the NASDAQ Marketplace Rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. If we were subject to such rules, we believe we would qualify as a “controlled company” and would be able to rely on the controlled company exemption from these provisions. NASDAQ Marketplace Rule 4350(c)(5) defines a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” As described elsewhere in this proxy statement, the WCAS Group has disclosed in filings with the SEC that its members constitute a group which beneficially owned ITC^DeltaCom common stock representing more than 50% of our voting power as of the record date for the annual meeting. See “Security Ownership” for information about the WCAS Group’s beneficial ownership of our common stock.

Even though we believe we would be a controlled company for purposes of the NASDAQ Marketplace Rules if our common stock were listed on the NASDAQ Stock Market, we nevertheless would have to comply with the requirements of those rules relating to the membership, qualifications and operations of the audit committee, including the requirement that the audit committee be composed of at least three directors who meet the independence requirements under the NASDAQ Marketplace Rules for membership on this committee. The audit committee currently consists of Mr. Delucca, Mr. Heintzelman and Mr. McCarley, each of whom has been nominated for re-election to the board of directors at the annual meeting. The board of directors has determined that each current member of the audit committee is an “independent director” eligible for audit committee service under the NASDAQ Marketplace Rules.

Committees of the Board

The board of directors currently maintains among its standing committees an audit committee, a compensation committee, a governance committee, a committee of independent directors and a new directors committee. The members of these committees were appointed in accordance with the provisions of the governance agreement described in this proxy statement.

Audit Committee. The audit committee, which held ten meetings during 2008, currently consists of Mr. Delucca, who serves as chairman, Mr. Heintzelman and Mr. McCarley. All of the current members served on the audit committee throughout 2008. The board of directors has determined that each current member of the audit committee is an “audit committee financial expert,” as that term is defined in the SEC’s rules, and is “independent” of management within the meaning of the NASDAQ Marketplace Rules. The audit committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing our independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of our system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in our annual and quarterly reports filed with the SEC, and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The audit committee is authorized to retain its own legal, financial and other advisers without obtaining approval of such retention by the board of directors. The audit committee’s duties and responsibilities are set forth in its charter, which is included as Appendix A to this proxy statement.

In addition to their duties and responsibilities set forth in the committee charter, the audit committee has authority under our governance agreement to approve transactions in which we may engage with the WCAS securityholders or any of their affiliates that are not subject to approval by the committee of independent directors. For information about the audit committee’s approval authority under the governance agreement, see “Transactions With Related Persons and Approval Policies—Review, Approval or Ratification of Transactions With Related Persons.”

Compensation Committee. The compensation committee, which held six meetings during 2008, currently consists of Mr. McCarley, who serves as chairman, Mr. Leitner and Mr. Swani. All of the current members served on the compensation committee throughout 2008. The compensation committee is responsible for establishing the compensation of our named executive officers and other management employees, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders’ interests, and administering our stock incentive plan. The compensation committee generally has not exercised its power to delegate authority to a subcommittee. The compensation committee does not operate under a charter.

In 2008, the compensation committee engaged Towers Perrin, a human resources services consulting firm that specializes in executive compensation consulting support, to provide market comparison information and an internal executive compensation analysis. See the Compensation Discussion and Analysis section of this proxy statement for additional information regarding the services provided by Towers Perrin.

Mr. Curran is actively involved in the executive compensation process. Mr. Curran reviews the performance of each of the other named executive officers and, within defined plan or program limits, recommends to the compensation committee base salary increases and bonus and long-term incentive awards for these and other executives. He provides the compensation committee with both short-term and long-term recommended financial and non-financial performance goals for ITC^DeltaCom that are used to link pay with performance. Mr. Curran also provides the compensation committee with his views regarding the executive compensation program’s ability to attract, retain and motivate the executives necessary to achieve corporate goals. Mr. Curran attends some meetings of the compensation committee, but does not participate in the compensation committee’s executive sessions.

Governance Committee. The governance committee, which held one meeting in 2008, currently consists of Mr. Heintzelman, who serves as chairman, Mr. Almeida and Mr. McCarley. The committee operates under a written charter that is reviewed annually. Under its charter, the governance committee is responsible, among other matters, for developing and recommending corporate governance guidelines to the board of directors, overseeing the evaluation of the board of directors and its committees, making recommendations to the board of directors concerning the size, structure and composition of the board of directors and its committees, developing criteria for new members of the board of directors and identifying qualified director candidates, and reviewing and recommending director orientation programs. The governance committee has the authority to obtain advice and assistance from internal and external legal, accounting and other advisers as it deems appropriate to assist it in the performance of its duties.

Committee of Independent Directors. In accordance with our governance agreement, the board of directors maintains a committee of independent directors, which has the responsibility to approve transactions between us and the WCAS securityholders and their affiliates. The committee of independent directors has consisted of Mr. Delucca, Mr. Heintzelman and Mr. McCarley since July 26, 2005. See “Election of Directors—Arrangements Relating to the Board of Directors” for information about the director independence standards set forth in the governance agreement for service on this committee and “Transactions With Related Persons and Approval Policies—Review, Approval or Ratification of Transactions With Related Persons” for a description of the committee’s approval authority. The committee of independent directors is authorized to retain its own legal, financial and other advisers without obtaining approval of such retention by the board of directors.

New Directors Committee. In accordance with our bylaws, the board of directors maintains a new directors committee, which currently consists of Messrs. Almeida and McInerney. For so long as the WCAS securityholders and their affiliates beneficially own voting securities representing a majority of our outstanding primary voting power, as described above, and WCAS designees are then serving on the board of directors, the new directors committee, which is composed solely of WCAS designees, will have the exclusive right to designate a director for appointment to fill any vacancy created by the death, resignation, disqualification, removal or other cause of any WCAS designee or by an increase in the size of the board of directors implemented pursuant to the direction of the WCAS securityholders.

Director Nominations Policy

The board of directors does not currently have a nominating committee. Subject to the provisions of our governance agreement described in this proxy statement, and after considering any recommendations by the governance committee, the full board of directors nominates candidates for membership on the board of directors. In view of the existence of the arrangements relating to board composition described in this proxy statement, the board of directors does not consider that the operation of a nominating committee would enhance the director nominations process.

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to describe the process by which, subject to provisions of our certificate of incorporation, bylaws and governance agreement, candidates for inclusion in the recommended slate of director nominees are selected. The nominations policy is administered by the board of directors.

The board of directors has adopted guidelines for qualifications for director candidates. Consistent with those guidelines, and the criteria for the selection of directors approved by the board of directors, the board of directors will take into account our current needs and the qualities needed for board service, including, among other matters, demonstrated leadership and expertise relating to similar companies, experience and achievement in building long-term stockholder value, managing a high-growth services environment and building a regional brand, and experience and expertise in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director;

independence under SEC rules and rules of any national securities exchange on which our common stock is listed; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. The board of directors, with the assistance of the governance committee, will conduct appropriate inquiries into the background and qualifications of any potential new director candidates who appear upon first consideration to meet the board’s selection criteria and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The board of directors will receive recommendations for director candidates from the governance committee and may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, our advisers, and executive search firms. The board of directors will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the board of directors will consider any written recommendations of director candidates by stockholders received by our Secretary no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must be mailed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, and include (1) the candidate’s name and address, (2) a statement of the candidate’s qualifications to serve on the board of directors, (3) such other information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the candidate were nominated by the board of directors and (4) if applicable, a description of all arrangements or understandings between the candidate and the stockholder submitting the recommendation.

The board of directors may review the nominations policy from time to time to consider whether modifications to the policy are advisable as our needs and circumstances evolve, and as applicable legal or securities listing standards change. The board of directors may amend the nominations policy at any time.

Under our bylaws, a stockholder wishing to nominate candidates for election as directors at any annual or special meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by our Secretary not less than 60 days before the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of our capital stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the board of directors; and

•	if applicable, the consent of each nominee to serve as a director if elected.

We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The foregoing requirements do not apply to any nomination of directors made in accordance with the governance agreement.

Communications With the Board of Directors

The board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about us directly either to the full board of directors or to the non-management directors as a group by mailing their communications to us at the following address: ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary. The Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the person submitting a communication.

Director Compensation

The following table presents information regarding compensation paid to our three eligible non-employee directors for their service in 2008.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)
John Almeida, Jr.	—	—	—	—	—	—	—
John J. Delucca(3)	85,000	67,980	—	—	—	—	152,980
Clyde A. Heintzelman(4)	85,000	67,980	—	—	—	—	152,980
Michael E. Leitner	—	—	—	—	—	—	—
R. Gerald McCarley(5)	85,000	67,980	—	—	—	—	152,980
Thomas E. McInerney	—	—	—	—	—	—	—
Sanjay Swani	—	—	—	—	—	—	—
Philip M. Tseng	—	—	—	—	—	—	—

(1)	The full grant date fair value of the restricted stock units granted to each applicable director, as computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” or “SFAS 123R,” was $55,000 for the restricted stock units granted on January 23, 2008 and $21,000 for the restricted stock units granted on November 12, 2008. Amounts shown in the column represent the compensation cost of restricted stock unit awards recognized by us in 2008 for each director indicated, as computed in accordance with SFAS 123R, without any reduction for risk of forfeiture. The assumptions we used in calculating this amount are set forth in Note 9 to Notes to Consolidated Financial Statements in our 2008 Form 10-K.
(2)	In 2008, we did not grant stock option awards to directors or recognize compensation cost of stock option awards to directors.
(3)	As of December 31, 2008, Mr. Delucca held (a) outstanding unvested awards of restricted stock units for 57,433 shares of common stock and (b) outstanding vested options to purchase 3,334 shares of common stock.
(4)	As of December 31, 2008, Mr. Heintzelman held outstanding unvested awards of restricted stock units for 57,433 shares of common stock.
(5)	As of December 31, 2008, Mr. McCarley held (a) outstanding unvested awards of restricted stock units for 57,433 shares of common stock and (b) outstanding vested options to purchase 3,334 shares of common stock.

Non-employee directors of ITC^DeltaCom, Inc. who are not members of or affiliated with the WCAS securityholders or with TCP, whom we refer to as “independent directors,” receive cash fees for their service on the board of directors and on committees of the board. All such directors are eligible to receive equity-based fees under the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan, which we refer to as the “stock incentive plan,” for their board and committee service. Of our current directors, Messrs. Delucca, Heintzelman and McCarley are eligible to receive such fees.

Beginning on January 1, 2008, independent directors receive annual fees of $75,000 and the chairman of each of the audit committee, the compensation committee and the governance committee receives an additional annual fee of $10,000. Compensation for meeting attendance was discontinued at that time. All such fees are paid in cash.

Each independent director also receives annual awards under the stock incentive plan of restricted stock units with a value of up to $55,000. Each award of restricted stock units vests ratably over a term of approximately two years. In accordance with this policy, each independent director received an award of restricted stock units for 13,129 shares of common stock in January 2008 for his board service in 2007 and an award of restricted stock units for 50,000 shares of common stock in November 2008 for his board service in 2008. The award for 2008 board service had a grant date fair value of less than the historical target of $55,000. Because of the recent volatility in the price of our common stock, the board of directors intends to evaluate the value of this award during 2009 and, if it deems such action to be appropriate, make an additional cash or equity payment in an amount necessary to ensure that the total annual award to independent directors for their 2008 board service will approximate a value of $55,000.

Directors who are employees of ITC^DeltaCom or who are affiliated with the WCAS securityholders or TCP receive no fees for their service on the board of directors or committees of the board. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their board or committee service.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was an officer of ITC^DeltaCom or any subsidiary of ITC^DeltaCom during 2008. For a description of transactions between ITC^DeltaCom and a member of the compensation committee and entities with which some members of the compensation committee in 2008 are affiliated, see “Transactions With Related Persons and Approval Policies.”

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed with ITC^DeltaCom’s management the Compensation Discussion and Analysis set forth below and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,

Compensation Committee

R. Gerald McCarley

Michael E. Leitner

Sanjay Swani

COMPENSATION DISCUSSION AND ANALYSIS

Guiding Principles and Policies

We have designed our senior executive compensation program primarily to:

•	motivate our existing executive leadership to enhance stockholder value by fostering strong operating results;

•	reward superior short-term and long-term performance;

•	align the interests of our senior executives with the interests of our stockholders; and

•	avoid the loss of our senior executives to competitors and other employment opportunities.

The compensation committee of our board of directors applies these principles in determining the amount and forms of compensation paid to our senior executives, including each of the named executive officers, or “NEOs,” identified in the 2008 Summary Compensation Table under “Executive Compensation” following this Compensation Discussion and Analysis.

Compensation Considerations

Each of the named executive officers, together with the other members of our senior management team, is critically important to our efforts to create value for our stockholders by promoting and sustaining improved operating performance. During 2008, we had four named executive officers:

•	Randall E. Curran, who has served as our Chief Executive Officer since February 2005;

•	Richard E. Fish, Jr., who has served as our Chief Financial Officer since April 2005;

•	J. Thomas Mullis, who serves as our Senior Vice President-Legal and Regulatory; and

•	Sara L. Plunkett, who serves as our Senior Vice President-Finance.

A fundamental objective of our compensation program is to motivate our senior executives to enhance stockholder value by improving our financial condition and operating results. In early 2005, we sought to promote this objective in part by incorporating significant equity-based compensation elements into the employment agreements we signed with Mr. Curran and Mr. Fish at that time to induce them to accept employment and manage our recapitalization, the final stage of which we completed in 2007, and to formulate and implement other strategies to enhance our operating results. These negotiated arrangements, which were approved by the compensation committee, constitute a part of our compensation program for Messrs. Curran and Fish and distinguish the form and amount of the compensation we pay these executives from the compensation we pay our other two named executive officers.

Competitive Considerations. In making compensation decisions, the compensation committee considers, among other factors, the form and amount of compensation paid to senior executives at other telecommunications companies, consistent with our compensation policies and objectives. In 2008, the committee retained a human resource services consulting firm that specializes in executive compensation consulting support to provide the committee with an analysis of executive compensation trends within the telecommunications industry. The compensation consultant provided the compensation committee with its analysis based largely on two sets of data relating to companies which the consultant and the committee considered comparable to ITC^DeltaCom in size and general operating characteristics based on their annual revenue and number of employees. The first set of data was derived from an analysis of the proxy statements filed with the SEC by the following 11 publicly-traded companies:

Alaska Communications Systems Group, Inc. XO Holdings, Inc. tw telecom inc. Cbeyond, Inc. Consolidated Communications Holdings, Inc. Fairpoint Communications, Inc.	General Communication, Inc. KNOLOGY, Inc. NTELOS Holdings Corp. PAETEC Holding Corp. RCN Corp.

The second set of data related to both publicly-traded and privately-held companies for which compensation data had been pooled and made generally available through published industry surveys. The compensation committee considered the survey data pertaining to companies with $500 million to $1 billion of annual revenues and 1,000 to 5,000 employees. These companies were generally those that, like ITC^DeltaCom, operate primarily in the services sector of the telecommunications industry. This group included competitive local exchange carriers and regional local exchange carriers, as well as companies that operate in the industry’s equipment sector. In addition, the group included some information technology companies operating outside of the telecommunications industry. Although the committee was aware of the general characteristics of the companies included in the survey data, the committee did not consider the individual companies, but rather focused on the aggregated compensation information presented in the survey.

The compensation committee considers this competitive market information as one factor in evaluating levels of annual compensation, which at our company principally consists of base salaries, annual cash bonuses and long-term equity awards. Although the compensation committee generally reviews most closely the market data for annual cash compensation that falls between the 50th and 75th percentiles as represented by survey information, the committee does not specifically “benchmark” or target payment of compensation within this range. Instead, each named executive officer’s actual compensation is determined taking into consideration the competitive data along with the other factors and considerations described in this Compensation Discussion and Analysis.

Compensation Elements

The compensation program for our named executive officers has three primary elements:

•	annual compensation, which consists of base salaries and executive benefits;

•	incentive compensation payable in the form of annual cash bonuses; and

•	incentive compensation payable in the form of long-term equity awards.

Other than our 401(k) plan, which is generally available to all of our employees, we do not provide pension or other retirement compensation programs for our named executive officers.

In negotiating and structuring the compensation packages of Messrs. Curran and Fish in early 2005, the compensation committee sought to ensure that a significant portion of each executive’s total compensation opportunity would be performance-based, reflecting both upside potential and downside risk. The performance elements are incorporated into the performance-based vesting provisions of a portion of the equity awards that we granted to Messrs. Curran and Fish upon the commencement of their employment with ITC^DeltaCom and that are described below.

Annual Compensation

Base salaries and executive benefits are intended to afford our executives some degree of compensation certainty by providing them with a reasonable amount of compensation for their services which is not dependent on future performance. Annual cash bonuses, equity compensation grants, 401(k) plan contributions and some general employee benefits are determined with reference to annual base pay.

Base Salaries. The compensation committee establishes the base salaries of our named executive officers by evaluating the responsibilities of the position, the executive’s performance over the prior year and Mr. Curran’s recommendations concerning the compensation of the other executives. In 2008, the compensation committee supplemented this process by conducting additional analyses, with the assistance of its compensation consultant, to determine the market competitiveness of the base salary paid to each of the named executive officers in relation to comparable executive positions within the 11 companies in the market group identified above. The committee applied individual performance ratings for each named executive officer that took into account the achievement of individual goals, such as the executive’s performance measured in relation to budget objectives, and the accomplishment of corporate performance objectives defined by reference to ITC^DeltaCom’s strategic plan. The corporate performance objectives used to establish base salaries for 2008 emphasized a continued annual increase in shareholder value based on growth in revenue, “adjusted EBITDA” and “gross unlevered cash flow,” which were defined in the same manner as for purposes of the 2008 cash bonus plan discussed below. The individual and corporate performance factors affecting base salary levels are not assigned specific weights, but are subject to adjustment by the compensation committee in its discretion as part of the annual evaluation.

In 2008, Mr. Curran’s annual base salary was increased by $22,050, or 4%, over the annual base salary rate for 2007. In approving the increase, the compensation committee primarily took into account achievement of 2007 corporate goals, including Mr. Curran’s contributions to completion of the company’s recapitalization, improved operating results for 2007 and executive team performance. The committee also approved annual base salary increases of $14,333, or 4%, for Mr. Fish, $29,500, or 13%, for Mr. Mullis, and $8,480, or 4%, for Ms. Plunkett.

Executive Benefits. We provide our named executive officers with limited executive benefits that are not generally available to more junior employees. For 2008, the value of these benefits for all of the named executive officers totaled $140,986. The benefits are considered part of the total compensation package and are evaluated in this light as part of the compensation committee’s review of each executive’s annual total compensation. For information about these benefits, see the 2008 Supplemental All Other Compensation Table and related footnotes under “Executive Compensation” following this Compensation Discussion and Analysis.

Executive benefits for 2008 included an automobile allowance, which is generally available to other senior officers and some other employees, and estate and financial planning services generally offered to all senior officers. In addition, in 2008, we reimbursed Messrs. Curran and Fish for federal and state income tax payments related to our payment on their behalf of Medicare tax withholding payments due upon the vesting of restricted stock units they received as part of their long-term equity-based incentive compensation. The compensation committee approved the tax withholding payments because neither executive held a sufficient number of our shares of common stock that could be sold at the vesting date to raise funds to pay the Medicare taxes associated with the vesting of his stock units.

Incentive Compensation—Annual Cash Bonuses

Our compensation philosophy is based, in part, on the conclusion that annual bonuses motivate executives by providing tangible benefits related to the achievement of specific, shorter-term company goals that will lead to enhanced operating performance. Accordingly, we pay annual cash bonuses to our named executive officers based primarily on corporate performance, as measured by reference to factors that reflect objective performance criteria over which management generally has the ability to exert some degree of control.

We offer an annual cash bonus plan under which the named executive officers, as well as other senior executives, generally are entitled to receive a cash bonus in an amount up to a specified maximum percentage of the executive’s annual base salary rate, which we refer to as the “bonus opportunity,” subject to our achievement of tiered financial performance goals. If we achieve the financial performance goals at the highest tier, the executive will be entitled to receive a cash bonus that is equal to 100% of the executive’s bonus opportunity. If we achieve the financial performance goals at a lower tier, the percentage of the bonus opportunity which the executive will be entitled to receive as a cash bonus will be reduced to the percentage attributed to that tier. For 2008, the compensation committee fixed the bonus opportunities at 100% of the annual base salary rate as of February 2008 for Messrs. Curran and Fish, which is the minimum level required by their employment agreements, and 60% of the annual base salary rate as of February 2008 for each of Mr. Mullis and Ms. Plunkett. The committee set a 60% bonus opportunity for each of Mr. Mullis and Ms. Plunkett based primarily on consideration of salaries and bonuses paid to other officers within the company and competitive market compensation indicators. The financial performance tiers were based on the committee’s decision to continue with a tiered structure consistent with a practice which it believed had worked well in the past.

The payment of annual bonuses under the plan for 2008 was based on our attainment of specified levels of “adjusted EBITDA,” subject to upward or downward adjustment based on our achievement of “gross unlevered cash flow” and total revenue targets. For purposes of the 2008 bonus plan, the compensation committee defined “adjusted EBITDA” to mean total revenue less cost of sales and sales, general and administrative expenses, excluding the expense impact of the 2008 bonus accrual, non-cash stock compensation expense, restructuring expense, any extraordinary and non-recurring items, and interest, income tax, depreciation and amortization expense. Adjusted EBITDA as defined for these purposes is not the same as the adjusted EBITDA measure we report in our earnings releases and in our other public disclosures. “Gross unlevered cash flow” was defined in the 2008 bonus plan to mean adjusted EBITDA for plan purposes less capital expenditures, including capital expenditures associated with the network upgrade initiative we began in 2008.

Under the 2008 bonus plan, payment of the minimum cash bonus, or 25% of the bonus opportunity, required achievement of at least $80.94 million in adjusted EBITDA for 2008. If adjusted EBITDA for 2008 was at least $83.44 million, bonus awards would increase by an additional 25% of the bonus opportunity. To the extent that adjusted EBITDA for 2008 exceeded $83.44 million, bonus awards would increase proportionately up to 100% of the bonus opportunity. Payment of 100% of the bonus opportunity, which was the maximum amount payable to any executive under the plan, required achievement of $89.44 million in adjusted EBITDA. In each case, these percentages of bonus opportunity the executive was eligible to achieve, which we refer to as “bonus achievement percentages,” were then subject to adjustment based on 2008 levels of gross unlevered cash flow and total revenue.

The foregoing bonus achievement percentages were subject to downward adjustment if we did not achieve gross unlevered cash flow for 2008 of at least $21.5 million. If gross unlevered cash flow for 2008 was less than $21.5 million, the bonus achievement percentages would be reduced by the percentage shortfall from $21.5 million represented by such gross unlevered cash flow.

The bonus achievement percentages were further subject to upward or downward adjustment based on the amount of total revenue we achieved for 2008 in relation to a budgeted total revenue target of $505 million. If actual total revenue was greater than $505 million, the bonus achievement percentage would be increased by

0.5% for each $1 million by which actual total revenue exceeded $505 million. If actual total revenue was less than $505 million, the bonus achievement percentage would be reduced by 0.5% for each $1 million by which total revenue fell below $505 million.

For 2008, we achieved over $89.44 million in adjusted EBITDA, over $21.5 million in gross unlevered cash flow and approximately $497.9 million in total revenue. Based on those results, in accordance with the terms of the 2008 bonus plan, the compensation committee approved the payment of cash bonuses for 2008 equal to 96.5% of each named executive officer’s bonus opportunity. Accordingly, in February 2009, we paid cash bonuses under the 2008 plan of $553,235 to Mr. Curran, $359,603 to Mr. Fish, $144,750 to Mr. Mullis and $127,658 to Ms. Plunkett.

Incentive Compensation—Long-Term Equity Awards

The portion of NEO compensation consisting of equity-based compensation is designed to reward longer-term performance, promote executive retention and align the interests of our executives with the interests of our stockholders. All of these goals are intended to support the creation of long-term stockholder value. Consistent with the emphasis on long-term incentives, all of our equity awards to the named executive officers are subject to vesting restrictions, so they are not immediately payable and are at risk of forfeiture based upon the executive’s continued service with us or, in the case of some of the awards made to Messrs. Curran and Fish, achievement of corporate performance objectives.

The compensation committee believes that, in view of industry conditions affecting competitive communications carriers, our company’s capital structure, and other factors such as recent adverse economic conditions that have negatively affected prospects for meaningful and sustained appreciation in our stock price, stock options are not as effective as restricted stock units in providing performance incentives for our executives. Market analysis of our industry also confirms that restricted stock units are commonly used to provide long-term incentives and promote retention of executive talent. Accordingly, in recent years, stock options, which reward the holder only if the stock price increases, have been supplanted by restricted stock unit awards as our preferred form of executive long-term equity compensation. Our named executive officers did not receive any stock option awards in fiscal 2008 or in our two prior fiscal years. The compensation committee has determined that, because the value of restricted stock units to the holder is affected by both increases and decreases in stock price, this type of equity compensation can provide an effective incentive for a multi-year focus on financial and operational performance. To accomplish this objective, vesting of restricted stock units is subject to the satisfaction of a continuous service requirement of three years and, in the case of some of the awards made to Messrs. Curran and Fish, corporate performance objectives.

We structured the 2005 long-term equity grants to Messrs. Curran and Fish to incorporate both time-based and performance-based vesting requirements. When we retained Messrs. Curran and Fish in early 2005, we agreed, pursuant to their employment agreements, to grant each officer awards of a specified percentage of each class or series of our equity securities that were outstanding immediately following the completion of an initial restructuring of our capital structure upon terms approved by the board of directors. We completed this initial restructuring in transactions that were consummated in March and July 2005. Accordingly, in December 2005, we granted Messrs. Curran and Fish restricted stock units for a total of 1,723,674 shares of common stock, 12,083 shares of Series A preferred stock and 36,326 shares of Series B preferred stock. We also approved the award of 606,469 Series D warrants to purchase shares of our Series C preferred stock or common stock. Consistent with the terms of each employment agreement, these awards represented approximately 5%, in the case of Mr. Curran, and approximately 1.25%, in the case of Mr. Fish, of each class or series of our equity securities outstanding immediately following the 2005 capital restructuring, calculated on a fully-diluted basis.

Subject to acceleration provisions discussed below under “Executive Compensation—Termination Payments,” 60% of the restricted stock units and warrants awarded to each executive vested ratably over three years. The vesting of the other 40% of the awards was directly linked to the achievement of operational goals and was not subject to potential acceleration. Under the original grants, 20% of the awards would vest, if at all, upon our achievement of EBITDA of at least $90 million during a period of four consecutive fiscal quarters, and 20% of the awards would vest, if at all, upon our achievement of EBITDA of at least $105 million during a period of four consecutive fiscal quarters. For purposes of the agreement, the definition of “EBITDA” is substantially the same as the definition of adjusted EBITDA used for the determination of annual cash bonuses, as described above under “Incentive Compensation—Annual Cash Bonuses.”

On July 31, 2007, we completed refinancing and recapitalization transactions described in our contemporaneous public filings. One effect of our recapitalization was to eliminate each series of our previously authorized preferred stock and substantially all related stock warrants, including the Series D warrants described above. To adjust the original awards to Messrs. Curran and Fish for the recapitalization transactions, our board of directors, upon the recommendation of the compensation committee, approved the conversion of those awards into restricted stock units for a total of 1,086,326 shares of common stock for Mr. Curran and restricted stock units for a total of 271,581 shares of common stock for Mr. Fish.

On December 21, 2007, upon the recommendation of the compensation committee, the board of directors approved amendments to outstanding restricted stock unit awards for Messrs. Curran and Fish. Under the amendments, each officer agreed to defer, until March 31, 2010, the issuance and delivery to him of 1,479,159 and 369,790 shares of common stock, respectively, under restricted stock unit awards subject to time-based vesting that otherwise would have been issued and delivered to the executives on March 31, 2008. In partial consideration for the two-year extension of the share delivery date, the directors approved additional amendments to the awards that provided for the vesting, as of December 31, 2007, of the awards that were originally to be vested, if at all, upon our achievement of EBITDA of at least $90 million. Accordingly, on December 31, 2007, Mr. Curran and Mr. Fish became entitled to receive 493,053 and 123,263 shares of common stock, respectively, under these awards. The vesting of the awards, however, was conditioned upon the deferral of the issuance and delivery of such shares of common stock until March 31, 2010. The other performance-based awards held by Mr. Curran and Mr. Fish remain subject to vesting upon our achievement of EBITDA of at least $105 million.

In February 2008, the compensation committee determined to make additional equity awards to each of our named executive officers as a result of our achievement of financial and operational goals for 2007 and based in part on the committee’s review of the compensation market data provided by its compensation consultant. The market data indicated that officers in positions comparable to those of our named executive officers commonly received on an annual basis long-term incentive awards consisting of either stock options or restricted stock as part of their total target compensation. The compensation committee recommended, and the board of directors approved, a grant of restricted stock units to Mr. Curran for 291,727 shares, to Mr. Fish for 103,431 shares, to Mr. Mullis for 41,126 shares and to Ms. Plunkett for 39,542 shares. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date subject to the executive’s continued service with us.

In early 2009, based on its consideration of similar factors, the compensation committee determined to make equity awards to the named executive officers other than Mr. Curran. The committee decided to postpone an equity award to Mr. Curran in 2009 in light of adverse conditions in the general economy and the credit and capital markets. Those conditions have resulted in a significant decline in the market price of our company’s common stock, which has negatively affected our ability to make meaningful equity awards without materially reducing the number of shares available for future grants under our equity compensation plan. For similar reasons, the committee recommended that the equity award for Mr. Fish should not exceed his award for 2007. The compensation committee recommended, and the board of directors approved, a grant of restricted stock units to Mr. Fish for 103,431 shares, to Mr. Mullis for 66,127 shares and to Ms. Plunkett for 58,319 shares. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date subject to the executive’s continued service with us. The compensation committee currently anticipates that it will make annual grants of restricted stock units to the named executive officers, as well as other senior executives of our company, in future fiscal periods.

See the 2008 Grants of Plan-Based Awards Table and the 2008 Outstanding Equity Awards at Fiscal Year-End Table and related footnotes under “Executive Compensation” following this Compensation Discussion and Analysis for additional information about our long-term equity awards.

We do not have a program, plan or practice to time equity awards, including option grants, if any, to our executive officers or employees in coordination with the release of material non-public information. The grant date of long-term stock awards is timed to coincide with the date of the compensation committee meeting at which the award determinations are made.

Deferred Compensation Arrangements

As noted above, Messrs. Curran and Fish have elected to defer payment of the common stock subject to their 2005 restricted stock unit awards until March 31, 2010 with respect to the 60% of the awards that were subject to time-based vesting and the 20% of the awards that vested on December 31, 2007. The executives further deferred payment of the remaining performance-based incentive awards that vest, if at all, after December 31, 2007 generally until the first anniversary of the vesting date of such performance-vesting awards. For additional information about these arrangements, see the 2008 Nonqualified Deferred Compensation Table and related footnotes under “Executive Compensation” following this Compensation Discussion and Analysis.

Termination Payments

Under their employment agreements, Messrs. Curran, Fish and Mullis are entitled to receive payments from us in specified circumstances upon their termination of employment with our company. These provisions were negotiated with each executive in connection with our retention of the executive’s services and were determined based on arms-length negotiations and the business judgment of the compensation committee and the board of directors. See “Executive Compensation—Termination Payments” for a description of the circumstances that would trigger such payments and the estimated amounts that would be payable by us to each such named executive officer if the triggering event took place on December 31, 2008.

Accounting Considerations

The effects that some types of equity awards have on our financial statements have affected the types of equity incentives we award. Effective on January 1, 2006, the first day of our 2006 fiscal year, we adopted the fair value recognition provisions of SFAS 123R, “Share-Based Payments,” using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement include (1) compensation costs for all unvested stock-based awards that were granted before January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (2) compensation expense for all share-based payments granted on or after January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In structuring equity-based awards, the compensation committee has considered, and we anticipate will continue to consider, along with other factors, the accounting impact of granting such awards after the adoption of SFAS 123R.

EXECUTIVE COMPENSATION

The following table presents information for our last three fiscal years about compensation paid to, or accrued on behalf of, our Chief Executive Officer, our Chief Financial Officer and our other two named executive officers who were serving with us on December 31, 2008.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(4)	Total ($)
Randall E. Curran	2008	570,756	—	544,116	—	553,235	—	79,950	1,748,057
Chief Executive Officer	2007	548,221	—	5,255,645	85,565	551,250	—	121,185	6,561,866
	2006	521,923	—	950,651	146,683	131,250	15,325	43,490	1,809,322

Richard E. Fish, Jr.	2008	370,992	—	164,834	—	359,603	—	25,826	921,255
Executive Vice President and Chief Financial Officer	2007 2006	356,334 339,250	— —	1,313,911 237,663	21,391 36,671	358,313 85,313	— 3,601	37,230 21,596	2,087,189 724,094

J. Thomas Mullis	2008	246,596	—	73,602	—	144,750	—	19,825	485,133
Senior Vice President- Legal and Regulatory	2007 2006	219,288 208,769	— —	49,429 50,762	— —	132,300 35,385	— —	31,798 29,849	432,815 324,765

Sara L. Plunkett	2008	219,502	—	81,086	—	127,658	—	15,385	443,631
Senior Vice President- Finance	2007 2006	212,000 192,596	— —	50,657 36,740	— 12,146	127,200 31,800	— —	17,446 13,155	407,303 286,437

(1)	Represents the compensation cost of restricted stock unit awards recognized by us for each named executive officer in the year indicated, as computed in accordance with SFAS 123R, without any reduction for risk of forfeiture. The amounts shown for Messrs. Curran and Fish relate to (a) awards of restricted stock units for common stock, Series A preferred stock and Series B preferred stock before the awards were amended to adjust them for the recapitalization transactions we completed on July 31, 2007, which resulted in the elimination of our preferred stock, and (b) awards of restricted stock units for common stock as in effect following the amendments. For a discussion of compensation cost related to the amendments, see “Award Modifications Resulting From Recapitalization and Acceleration of Vesting” following the 2008 Grants of Plan-Based Awards Table below. The assumptions we used in calculating compensation cost of stock awards are set forth in Note 9 to Notes to Consolidated Financial Statements in our 2008 Form 10-K.
(2)	Represents the compensation cost of option awards recognized by us for each named executive officer in the year indicated, as computed in accordance with SFAS 123R, without any reduction for risk of forfeiture. The amounts shown for Messrs. Curran and Fish relate to awards of Series D warrants exercisable for Series C preferred stock or common stock before the awards were amended to adjust them for the recapitalization transactions we completed on July 31, 2007, which eliminated the Series D warrants, as discussed under “Award Modifications Resulting From Recapitalization and Acceleration of Vesting” following the 2008 Grants of Plan-Based Awards Table below. The assumptions we used in calculating compensation cost of option awards are set forth in Note 9 to Notes to Consolidated Financial Statements in our 2008 Form 10-K.
(3)	Represents the amounts earned under our annual cash bonus plan in the year indicated. For additional information about the 2008 awards, see the Compensation Discussion and Analysis section of this proxy statement and the 2008 Grants of Plan-Based Awards Table below.
(4)	Additional information about the amounts set forth in the “All Other Compensation” column for 2008 appears in the 2008 Supplemental All Other Compensation Table below.

The following table presents information concerning perquisites and other personal benefits and all other compensation items paid to or earned by the named executive officers for 2008.

2008 Supplemental All Other Compensation Table

Name	Perquisites and Other Personal Benefits($)(1)	Tax Reimbursements($)(2)	Contributions to 401(k) Plan($)(3)	Life Insurance Premiums($)
Randall E. Curran	27,065	46,992	4,600	1,293	(4)
Richard E. Fish, Jr.	12,000	10,135	3,100	591	(4)
J. Thomas Mullis	9,000	—	—	10,825	(5)
Sara L. Plunkett	9,000	—	4,600	1,785	(4)

(1)	Reflects the total incremental cost to us of providing personal benefits to the named executive officers for 2008. The amounts shown include $24,000 in automobile allowance and $3,065 for estate and financial planning services for Mr. Curran and automobile allowance in the amounts shown for the other three named executive officers.
(2)	Represents reimbursements for taxes due on income imputed to the named executive officer (as required by the Internal Revenue Code) with respect to our payment, on the officer’s behalf, of Medicare tax withholding payments upon the vesting of restricted stock units, and, for Mr. Curran, with respect to our payment for estate and financial planning services.
(3)	Represents company contributions to our 401(k) retirement savings plan.
(4)	Represents term life insurance premiums.
(5)	Represents $6,299 in term life insurance premiums and $4,526 in split-dollar life insurance premiums.

Grants of Plan-Based Awards

The following table presents information about the cash and equity incentive compensation awarded to the named executive officers in 2008.

2008 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randall E. Curran	3/26/08	143,325	429,975	573,300	—	—	—	291,727	—	—	991,872
Richard E. Fish, Jr.	3/26/08	93,162	279,485	372,646	—	—	—	103,431	—	—	351,665
J. Thomas Mullis	3/26/08	37,500	112,500	150,000	—	—	—	41,126	—	—	139,828
Sara L. Plunkett	3/26/08	33,072	99,216	132,288	—	—	—	39,542	—	—	134,443

(1)	Represents possible cash payouts under our annual bonus plan with respect to 2008. The actual amounts paid to each named executive officer are shown in the Non-Equity Incentive Plan Compensation column of the 2008 Summary Compensation Table above. The material terms of these incentive awards are described in the Compensation Discussion and Analysis section of this proxy statement.
(2)	Represents awards of restricted stock units under our stock incentive plan that vest in three equal annual installments beginning on March 12, 2009.
(3)	Represents the grant date fair value of the awards calculated in accordance with SFAS 123R. The assumptions we used in calculating this amount are set forth in Note 9 to Notes to Consolidated Financial Statements in our 2008 Form 10-K.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we have entered into employment agreements with each of Mr. Curran, Mr. Fish and Mr. Mullis.

Employment Agreements With Messrs. Curran and Fish. On March 28, 2005, the board of directors approved employment agreements with Messrs. Curran and Fish. Each agreement is dated as of the effective date of the executive’s employment with us, which was February 3, 2005 for Mr. Curran and February 21, 2005 for Mr. Fish. Each employment agreement was amended as of December 20, 2005.

Each agreement had an initial term of two years, which was and will be automatically extended for successive one-year periods unless ITC^DeltaCom or the executive provides notice of non-renewal at least one year prior to the next scheduled renewal date, unless the executive is otherwise terminated by us, or unless the executive resigns from his employment.

Under the agreements, Mr. Curran is entitled to an initial base salary payable at an annual rate of $500,000 and Mr. Fish is entitled to an initial base salary payable at an annual rate of $325,000. These base salaries are subject to increase in accordance with our normal business practices and, if increased, may not subsequently be reduced unless there is a proportionate reduction of the salaries of all other senior executives. Each executive is eligible to earn an annual cash bonus (non-equity incentive plan compensation) for 2008 and subsequent years of up to 100% of his annual base salary then in effect, based upon the achievement of performance goals determined by the board of directors or compensation committee. In the discretion of the compensation committee, each executive also may receive an additional annual cash bonus in an amount not to exceed 25% of the executive’s annual base salary then in effect. Each executive also is entitled to reimbursement for reasonable out-of-pocket business expenses and, upon relocation, if any, of his principal residence, to reimbursement for reasonable relocation expenses not to exceed $250,000, before any tax gross-up. All reimbursed expenses that are subject to income tax will be grossed up so that the state and federal tax effect to the executive is zero.

Under the terms of his employment agreement, each officer received in 2005, following completion of a restructuring of our capital structure in that year upon terms that were approved by the board of directors, awards representing approximately 5%, in the case of Mr. Curran, and approximately 1.25%, in the case of Mr. Fish, of each class or series of our equity securities outstanding immediately following the capital restructuring, calculated on a fully-diluted basis. These equity awards are described in the Compensation Discussion and Analysis section of this proxy statement.

Each employment agreement provides that the executive will be entitled to participate in any offerings by us of our equity securities in capital-raising transactions exempt from registration under the Securities Act of 1933 on substantially the same terms as other offering participants.

For a discussion of the severance provisions of these agreements, see “Termination Payments” below.

Employment Agreement With J. Thomas Mullis. We entered into our employment agreement with Mr. Mullis as of August 13, 2004. The agreement with Mr. Mullis has an indefinite term, which will continue until his employment terminates because Mr. Mullis dies or becomes disabled, is terminated by us, or resigns from his employment. Under the agreement, Mr. Mullis is entitled to receive a base salary in an amount which is not less than $184,000, which was his base salary immediately before the date of effectiveness of the agreement. The agreement further provides that, in addition to Mr. Mullis’s annual base salary, Mr. Mullis may earn an annual bonus in cash and stock-based incentives in an amount to be established from time to time by us. Mr. Mullis’s base salary and annual bonus may be reduced, but not by more than a total of 10% during Mr. Mullis’s term of employment, as a result of a general reduction of the compensation of our senior management in connection with a financial restructuring or other company-wide plan to reduce materially our costs of operations or improve materially our financial condition.

For a discussion of the severance provisions of this agreement, see “Termination Payments” below.

Award Modifications Resulting From Recapitalization and Acceleration of Vesting

On July 31, 2007, our board of directors approved amendments to outstanding equity awards granted to Mr. Curran and Mr. Fish in 2005 in order to adjust the awards for the recapitalization transactions that we completed on July 31, 2007 and that are discussed below in this proxy statement. For Mr. Curran, outstanding restricted stock unit awards for 9,666 shares of Series A preferred stock and 29,061 shares of Series B preferred stock and outstanding awards for 485,175 Series D stock warrants were converted into awards of common stock units for a total of 1,086,326 shares of common stock. For Mr. Fish, outstanding restricted stock unit awards for 2,417 shares of Series A preferred stock and 7,265 shares of Series B preferred stock and outstanding awards for 121,294 Series D stock warrants were converted into awards of common stock units for a total of 271,581 shares of common stock. The vesting provisions applicable to the amended awards are the same as the vesting provisions of the awards that were amended. Common stock units for 651,794 shares for Mr. Curran and 162,948 shares for Mr. Fish represent the 60% of the amended awards that vested over a period of 36 months beginning in the first quarter of 2005. Common stock units for 434,532 shares for Mr. Curran and 108,633 shares for Mr. Fish represent the 40% of the amended awards that were subject to vesting based on future achievement of performance objectives before the modifications discussed below.

We applied provisions of SFAS 123R regarding exchanges of share instruments and accounted for the amendments to the outstanding stock unit awards as a modification of the stock incentives. We determined the incremental compensation cost as the difference in the fair value of the awards immediately after the recapitalization transactions compared to the fair value of the awards immediately before such transactions, and recognized compensation cost attributable to the portion of the awards that were already vested as of July 31, 2007 in the amount of $1,685,076 for awards granted to Mr. Curran and in the amount of $421,269 for awards granted to Mr. Fish. Following July 31, 2007, in connection with the modification of the awards, we recognized additional compensation cost in 2007 of $290,531 with respect to the awards granted to Mr. Curran and $72,633 with respect to the awards granted to Mr. Fish. The foregoing compensation cost related to award modifications is reflected in the “Stock Awards” column in the 2008 Summary Compensation Table above.

On December 21, 2007, our board of directors approved amendments to the vesting provisions of restricted stock units for 493,053 shares of common stock for Mr. Curran and 123,263 shares of common stock for Mr. Fish which provided that such stock units would vest as of December 31, 2007. Before the amendments, those awards had been subject to vesting based on our attainment of a target of at least $90 million of “EBITDA,” or earnings before interest, taxes, depreciation, amortization and other specified items, during a period of four consecutive quarters, and represented one-half of the 40% of the original awards that had been subject to performance-based achievement. At the date of the amendments to the vesting provisions, achievement of that performance objective was not expected to be satisfied. Consistent with the provisions of SFAS 123R, we accounted for such amendments as a modification of the awards. SFAS 123R provides that when the original performance vesting condition is not probable of achievement at the date of modification, the cumulative compensation cost related to the modified award if vesting occurs is the award’s fair value at the date of the modification. We recognized as compensation cost the fair value of the awards at December 31, 2007 of $2,465,265 for Mr. Curran and $616,315 for Mr. Fish. We determined the fair value of the awards at December 31, 2007 based on the closing sale price of our common stock as reported on the OTC Bulletin Board. The foregoing compensation cost related to accelerated vesting is reflected in the “Stock Awards” column in the 2008 Summary Compensation Table above.

Following the award amendments on December 21, 2007, restricted stock units for 493,053 shares of common stock for Mr. Curran and restricted stock units for 123,263 shares of common stock for Mr. Fish are subject to future vesting based on our attainment of at least $105 million of “EBITDA,” or earnings before interest, taxes, depreciation, amortization and other specified items, during a period of four consecutive quarters during the remaining terms of our employment agreements with Messrs. Curran and Fish. As discussed above, the terms of those agreements are automatically extended for successive one-year periods in February of each year unless otherwise terminated.

For a discussion of the terms of the equity awards granted to Mr. Curran and Mr. Fish in 2005, see the Compensation Discussion and Analysis section of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about equity awards that were outstanding and held by the named executive officers as of December 31, 2008. The market value of the equity awards is determined by multiplying the closing price of the common stock as reported on the OTC Bulletin Board on December 31, 2008, which was $0.50 per share, by the number of shares of common stock subject to the awards.

2008 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Randall E. Curran	—	—	—	—	—	291,727	(1)	145,864	493,053	(2)	246,526
Richard E. Fish, Jr.	—	—	—	—	—	103,431	(1)	51,716	123,263	(2)	61,632
J. Thomas Mullis	—	—	—	—	—	57,293	(3)	28,647	—		—
Sara L. Plunkett	4,445	—	—	15.84	11/20/2012	67,126	(4)	33,563	—		—
	6,667	—	—	7.80	11/20/2012	—		—	—		—

(1)	Represents restricted stock units awarded on March 26, 2008 for the number of shares of common stock shown. The restricted stock units vest in equal installments on each of March 12, 2009, March 12, 2010 and March 12, 2011.
(2)	Represents the shares underlying the restricted stock units granted in May 2005 and held by the NEO as of December 31, 2008 that are subject to performance-based vesting. These units will vest, if at all, upon our achievement of a target of at least $105 million of “EBITDA,” or earnings before interest, taxes, depreciation, amortization and other specified items, during a period of four consecutive fiscal quarters.
(3)	Of the awards shown, restricted stock units for 2,834 shares awarded on May 10, 2005 vest on May 10, 2009, restricted stock units for 13,333 shares awarded on November 7, 2006 vest on November 7, 2009, and restricted stock units for 41,126 shares awarded on March 26, 2008 vest in equal installments on each of March 12, 2009, March 12, 2010 and March 12, 2011.
(4)	Of the awards shown, restricted stock units for 7,584 shares awarded on May 10, 2005 vest on May 10, 2009, restricted stock units for 6,667 shares awarded on November 7, 2006 vest on November 7, 2009, restricted stock units for 13,333 shares awarded on February 6, 2007 vest in equal installments on each of February 6, 2009 and February 6, 2010, and restricted stock units for 39,542 shares awarded on March 26, 2008 vest in equal installments on each of March 12, 2009, March 12, 2010 and March 12, 2011.

Option Exercises and Stock Vested

The following table presents information about NEO stock awards that vested in 2008.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)(1)
Randall E. Curran	—	—	493,053	(2)	1,819,366	(3)
Richard E. Fish, Jr.	—	—	123,263	(4)	409,233	(3)
J. Thomas Mullis	—	—	16,166	(5)	14,331	(5)
Sara L. Plunkett	—	—	20,916	(6)	49,197	(6)

(1)	The value realized on vesting is determined by multiplying the closing price of the common stock as reported on the OTC Bulletin Board on the vesting date by the number of shares of common stock acquired on vesting.
(2)	Represents vesting of restricted stock units for common stock granted in May 2005 and held by Mr. Curran on February 3, 2008.

(3)	Messrs. Curran and Fish elected to defer receipt of the amounts shown until March 31, 2010. See the Compensation Discussion and Analysis section of this proxy statement and the 2008 Nonqualified Deferred Compensation Table below for additional information about the deferrals.
(4)	Represents vesting of restricted stock units for common stock granted in May 2005 and held by Mr. Fish on February 21, 2008.
(5)	Under the terms of the applicable award agreements, delivery of the shares will occur on the third anniversary of the grant date for the restricted stock units which vested in 2008. The delivery dates are May 10, 2009 with respect to 2,833 shares and November 7, 2009 with respect to 13,333 shares. See the 2008 Nonqualified Deferred Compensation Table below for additional information.
(6)	Under the terms of the applicable award agreements, delivery of the shares will occur on the third anniversary of the grant date for the restricted stock units which vested in 2008. The delivery dates are May 10, 2009 with respect to 7,583 shares, November 7, 2009 with respect to 6,666 shares and February 10, 2010 with respect to 6,667 shares. See the 2008 Nonqualified Deferred Compensation Table below for additional information.

Nonqualified Deferred Compensation

The following table presents information about compensation deferred by the named executive officers in 2008 and the aggregate balance as of December 31, 2008. The deferrals with respect to Mr. Curran and Mr. Fish relate to their election to defer payment of the common stock subject to their 2005 restricted stock unit awards until March 31, 2010 with respect to the portion of the awards that were subject to time-based vesting and to the portion of the awards that vested on December 31, 2007. See the Compensation and Analysis section of this proxy statement for additional information about these deferrals. The deferrals with respect to Mr. Mullis and Ms. Plunkett relate to the deferral of payment of the common stock subject to their restricted stock unit awards until the third anniversary of the grant date under the applicable award agreements. The market price of our common stock on any date was the closing price of the common stock as reported on the OTC Bulletin Board on that date.

2008 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY($)(1)		Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)		Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(2)
Randall E. Curran	1,819,366	(3)	—	(8,229,055	)(4)	—	986,106	(5)
Richard E. Fish, Jr.	409,233	(6)	—	(2,011,652	)(7)	—	246,526	(8)
J. Thomas Mullis	14,332	(9)	—	(91,750	)(10)	—	17,584	(11)
Sara L. Plunkett	49,198	(12)	—	(136,997	)(13)	—	21,377	(14)

(1)	Executive contributions in the last fiscal year are calculated by multiplying the number of shares deferred by each executive which were represented by restricted stock units that vested in 2008 by the market price of our common stock on the vesting date. These amounts differ from the 2008 compensation cost of the restricted stock unit awards related to these contribution amounts included in the amounts shown for 2008 in the “Stock Awards” column of the 2008 Summary Compensation Table, which is computed in such table in accordance with SFAS 123R, and which values such awards on the date of grant and recognizes expense over the service life of the awards, without any reduction for risk of forfeiture.
(2)	Aggregate balance at the last fiscal year end is calculated by multiplying the total number of shares deferred by each executive which were represented by restricted stock units that had vested as of December 31, 2008 by the market price of our common stock on December 31, 2008. These amounts differ from the compensation cost of the restricted stock unit awards related to these aggregate balance amounts included in the amounts shown for each fiscal year in the “Stock Awards” column of the 2008 Summary Compensation Table, which is computed in such table in accordance with SFAS 123R, and which values such awards on the date of grant and recognizes expense over the service life of the awards, without any reduction for risk of forfeiture.
(3)	Represents the value upon vesting of awards of restricted stock units deferred by Mr. Curran. Awards representing 493,053 shares of common stock vested on February 3, 2008. The market price of our common stock was $3.69 on February 1, 2008, the most recent business day preceding the vesting date. Mr. Curran has elected to defer receipt of the amounts shown until March 31, 2010. See the Compensation Discussion and Analysis section of this proxy statement for additional information about Mr. Curran’s deferrals.
(4)	Represents the change in value of the deferred common stock. Amount was calculated based on 1,972,212 deferred shares attributable to Mr. Curran as of December 31, 2008 multiplied by the market price of our common stock on December 31, 2008 of $0.50 per share, less the sum of (a) the product of the 1,479,159 deferred shares attributable to Mr. Curran as of December 31, 2007 multiplied by the market price of our common stock of $5.00 per share on December 31, 2007 and (b) the amount in the “Executive Contributions in Last FY” column.

(5)	Represents the aggregate value as calculated by multiplying the 1,972,212 deferred shares attributable to Mr. Curran as of December 31, 2008 by the market price of our common stock on December 31, 2008 of $0.50 per share.
(6)	Represents the value upon vesting of awards of restricted stock units deferred by Mr. Fish. Awards representing 123,263 shares vested on February 21, 2008. The market price of our common stock was $3.32 on February 21, 2008. Mr. Fish has elected to defer receipt of the amounts shown until March 31, 2010. See the Compensation Discussion and Analysis section of this proxy statement for additional information about Mr. Fish’s deferrals.
(7)	Represents the change in value of the deferred common stock. Amount was calculated based on 493,052 deferred shares attributable to Mr. Fish as of December 31, 2008 multiplied by the market price of our common stock on December 31, 2008 of $0.50 per share, less the sum of (a) the product of the 369,789 deferred shares attributable to Mr. Fish as of December 31, 2007 multiplied by the market price of our common stock of $5.00 per share on December 31, 2007 and (b) the amount in the “Executive Contributions in Last FY” column.
(8)	Represents the aggregate value as calculated by multiplying the 493,052 deferred shares attributable to Mr. Fish as of December 31, 2008 by the market price of our common stock on December 31, 2008 of $0.50 per share.
(9)	Represents the aggregate value, based on the market price of our common stock on the vesting dates, of restricted stock unit awards for 2,834 shares which vested on May 10, 2008 with a value of $3.27 per share and 13,333 shares which vested on November 7, 2008 with a value of $0.38 per share. Under the terms of the award agreements, the shares subject to the vested awards will not be delivered until the third anniversary of the grant date.
(10)	Represents the change in value of the deferred common stock. Amount was calculated based on 35,168 deferred shares attributable to Mr. Mullis as of December 31, 2008 multiplied by the market price of our common stock on December 31, 2008 of $0.50 per share, less the sum of (a) the product of the 19,000 deferred shares attributable to Mr. Mullis as of December 31, 2007 multiplied by the market price of our common stock of $5.00 per share on December 31, 2007 and (b) the amount in the “Executive Contributions in Last FY” column.
(11)	Represents the aggregate value as calculated by multiplying the 35,168 deferred shares attributable to Mr. Mullis as of December 31, 2008 by the market price of our common stock on December 31, 2008 of $0.50 per share.
(12)	Represents the aggregate value, based on the market price of our common stock on the vesting dates, of restricted stock unit awards for 6,667 shares which vested on February 6, 2008 with a value of $3.28 per share, 7,584 shares which vested on May 10, 2008 with a value of $3.27 per share, and 6,667 shares which vested on November 7, 2008 with a value of $0.38 per share. Under the terms of the award agreements, the shares subject to the vested awards will not be delivered until the third anniversary of the grant date.
(13)	Represents the change in value of the deferred common stock. Amount was calculated based on 42,753 deferred shares attributable to Ms. Plunkett as of December 31, 2008 multiplied by the market price of our common stock on December 31, 2008 of $0.50 per share, less the sum of (a) the product of the 21,835 deferred shares attributable to Ms. Plunkett as of December 31, 2007 multiplied by the market price of our common stock of $5.00 per share on December 31, 2007 and (b) the amount in the “Executive Contributions in Last FY” column.
(14)	Represents the aggregate value as calculated by multiplying the 42,753 deferred shares attributable to Ms. Plunkett as of December 31, 2008 by the market price of our common stock on December 31, 2008 of $0.50 per share.

Termination Payments

Our named executive officers are entitled to receive payments or benefits from ITC^DeltaCom under special circumstances, which generally relate to termination of the NEO’s employment.

This section describes the circumstances that would trigger such payments or benefits and quantifies their estimated value. In accordance with SEC rules, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2008. In fact, no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments likely would be different from the payments presented below.

The market value of the equity awards we show below is determined by multiplying the closing price of the common stock reported on the OTC Bulletin Board on December 31, 2008, which was $0.50 per share, by the number of shares of common stock subject to the awards. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common stock subject to the restricted stock units.

The amounts shown in the tables below exclude obligations due from us to the named executive officer following a triggering event for (1) any earned and vested but unpaid base salary, annual incentive compensation and long-term incentive compensation through the date of termination, (2) vested benefits under our employee 401(k) plan and all other benefit plans applicable to all of our employees in accordance with their terms and conditions, (3) accrued vacation pay, (4) reimbursement of reasonable business expenses incurred and unpaid before the date of termination and (5) any other compensation or benefits to which the named executive officer may be entitled under and in accordance with our generally applicable non-discriminatory plans or employee benefit programs.

Employment Agreements

Employment Agreements With Mr. Curran and Mr. Fish. We have agreed to provide specified severance benefits to Messrs. Curran and Fish under their employment agreements.

Each employment agreement provides for the payment of severance benefits to the executive if we terminate the executive’s employment without “cause,” if the executive resigns for “good reason” or if we provide notice of non-renewal of the agreement. Upon such a termination, the executive will be entitled to receive an amount equal to 18 months of the executive’s annual base salary at the rate then in effect and a pro rata portion of any bonus payable in respect of the fiscal year in which the termination date occurs. The executive also will be entitled to continued participation in all health and welfare plans generally with no increase in cost to the executive for 18 months following the termination date if the executive complies with non-competition, non-solicitation, confidentiality and non-disparagement covenants in his employment agreement.

Each employment agreement defines “cause” to mean any of the following events:

•

the executive’s willful and continued failure substantially to perform his duties under the agreement, other than any such failure arising from his disability, so long as the executive first receives notice from the board of directors specifying in reasonable detail the alleged failures and providing the executive a reasonable opportunity to cure such alleged failures;

•	the executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or moral turpitude or any felony; or

•	any act of intentional dishonesty or intentional misconduct resulting in demonstrable harm to us.

Under each employment agreement, “good reason” includes any material adverse change in the executive’s duties or responsibilities, any reduction of the executive’s base salary (unless there is a proportionate reduction of the salaries of all other senior executives) or bonus opportunities, the failure, in the case of Mr. Curran, to be appointed or nominated for election to the board of directors, or any directive by us requiring the executive to relocate more than 50 miles from our headquarters, in each case if the executive notifies us of the occurrence of such an event and we fail to remedy the event within ten days.

Assuming a December 31, 2008 termination event as described above, we estimate that the total payments to Messrs. Curran and Fish would be as follows:

Name	Salary Due	Bonus Due	Benefits and Health Programs(1)	Total Due
Randall E. Curran	$859,950	$573,300	$19,917	$1,453,167
Richard E. Fish, Jr.	$558,969	$372,646	$19,917	$951,532

(1)	The value of the continued health and benefit programs is based on the cost to us, as of December 31, 2008, of the premiums for the programs for 18 additional months.

Employment Agreement With Mr. Mullis. Our agreement with Mr. Mullis provides for the payment of severance benefits to Mr. Mullis if we terminate his employment without “cause” or if Mr. Mullis resigns for “good reason.” Upon such a termination, Mr. Mullis will be entitled to receive the following:

•

a lump-sum cash payment for accrued obligations equal to the sum of (1) Mr. Mullis’s annual base salary through the termination date to the extent not previously paid, (2) an amount equal to the higher of the last annual cash bonus paid to Mr. Mullis (annualized in the case of any partial year) and Mr. Mullis’s target annual cash bonus opportunity then in effect, which we refer to as the “higher annual bonus,” pro-rated to the termination date, and (3) any compensation previously deferred by Mr. Mullis and any accrued vacation pay to the extent not previously paid;

•	a lump-sum cash payment equal to the sum of (1) Mr. Mullis’s annual base salary as in effect at the termination date and (2) the higher annual bonus; and

•

continued medical, prescription, dental and life insurance benefits for a minimum of one year, unless, in the case of medical benefits, Mr. Mullis is eligible to receive such benefits from a new employer.

Mr. Mullis’s employment agreement defines “cause” to mean any of the following events:

•

Mr. Mullis’s willful and continued failure to perform substantially his duties after a written demand for substantial performance is delivered to Mr. Mullis by the board of directors which specifically identifies such failure;

•	Mr. Mullis’s conviction of, or Mr. Mullis’s a plea of nolo contendere to, a felony or to any criminal violation involving dishonesty, fraud or breach of trust; or

•	willful misconduct by Mr. Mullis which causes harm to, or which could reasonably be expected to diminish the value of, our assets or property or violate our value system or code of conduct.

Under Mr. Mullis’s employment agreement, “good reason” includes a material reduction in Mr. Mullis’s position, authority, duties or responsibilities, a reduction in Mr. Mullis’s compensation in violation of the agreement, and notification to Mr. Mullis that his employment will be terminated other than as permitted by the agreement.

Assuming a December 31, 2008 termination event as described above, we estimate that the total payments to Mr. Mullis would be as follows:

Salary Due	Bonus Due	Benefits and Health Programs(1)	Total Due
$250,000	$300,000	$27,402	$577,402

(1)	The value of the continued health and benefit programs is based on the cost of these premiums to us, as of December 31, 2008, for one additional year.

In addition, upon such termination, any stock options, stock appreciation rights, awards of restricted stock and restricted stock units, and other equity-based awards granted to Mr. Mullis will vest and become exercisable, and all restrictions and conditions applicable to such awards will be deemed to have lapsed or been fully satisfied. As of December 31, 2008, all equity-based awards held by Mr. Mullis were restricted stock units.

Assuming a December 31, 2008 termination event, the number and value of awards of restricted stock units that would vest would be as follows:

Restricted Stock Units
Number	Value(1)
57,293	$28,647

(1)	The value of restricted stock units is based on the number of stock units subject to accelerated vesting multiplied by the closing price of the common stock as reported on the OTC Bulletin Board on December 31, 2008, which was $0.50 per share.

Conditions to Receipt of Payments and Benefits Under Employment Agreements. Our obligation to pay any form of severance to Messrs. Curran, Fish and Mullis is subject to the executive’s execution of a full and unconditional release in favor of us and our directors, officers and other affiliates of all obligations, other than those set forth in the employment agreement.

Accelerated Vesting of Equity Awards under Stock Incentive Plan

The ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan provides for accelerated vesting of equity awards made under the stock incentive plan, including awards of restricted stock units for common stock, upon the occurrence of specified events. The specified events triggering accelerated vesting differ depending on the type of equity award. As of December 31, 2008, no named executive officer held any unvested equity award under the stock incentive plan other than restricted stock units for common stock.

Events triggering the accelerated vesting of restricted stock units are limited under the stock incentive plan to the death or disability of the holder of the award. The stock incentive plan provides that if the holder of unvested restricted stock units dies while employed by the company, all restricted stock units will fully vest on the date of death unless otherwise provided in the award agreement. The stock incentive plan also provides that if the employment of a holder of restricted stock units is terminated by reason of disability, all restricted stock units will fully vest. For these purposes, “disability” means permanent and total disability as defined in section 22(e)(3) of the Internal Revenue Code. In addition to these circumstances, the stock incentive plan provides that our board of directors may, in its sole discretion, shorten or terminate the vesting period for any outstanding award of restricted stock units.

Assuming the occurrence on December 31, 2008 of an event described above, the number and value of awards of restricted stock units that would vest would be as follows:

	Restricted Stock Units
Name	Number	Value(1)
Randall E. Curran	291,727	$145,864
Richard E. Fish, Jr.	103,431	$51,716
J. Thomas Mullis	57,293	$26,647
Sara L. Plunkett	67,126	$33,563

(1)	The value of restricted stock units is based on the number of stock units subject to accelerated vesting multiplied by the closing price of the common stock as reported on the OTC Bulletin Board on December 31, 2008, which was $0.50 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to (1) all equity compensation plans previously approved by our stockholders and (2) all equity compensation plans not previously approved by our stockholders. As of December 31, 2008, the stock incentive plan and the ITC^DeltaCom, Inc. Amended and Restated Executive Stock Incentive Plan, which we refer to as the “executive incentive plan,” represented our two equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1):
Common stock	1,584,974	(2)	$0.42	(3)	—

Equity compensation plans not approved by security holders(4):
Common stock	4,839,467	(5)	$0.84	(3)	2,679,418	(6)

Totals:
Common stock	6,424,441	(7)	$0.74	(3)	2,679,418	(8)

(1)	The board of directors adopted the stock incentive plan effective on October 29, 2002. The stock incentive plan was amended and restated in October 2003 and approved as amended and restated by the stockholders on December 18, 2003. Information shown relates to awards made under the amended and restated stock incentive plan following stockholder approval of the plan on December 18, 2003 to the extent of the number of authorized plan shares covered by the stockholder approval. As described under “Stock Incentive Plan” below, the stock incentive plan was amended again on November 7, 2006 and on February 6, 2008 without the approval of stockholders. Additional plan shares authorized by the board at the time of these amendments are not shown here. See notes (5) and (6) to this table.
(2)	Consists of 82,026 shares of common stock subject to issuance pursuant to stock options and 1,502,948 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the stock incentive plan as of December 31, 2008.
(3)	Assumes a weighted-average exercise price of $0 with respect to each restricted stock unit outstanding as of December 31, 2008.
(4)	Information shown relates to (a) awards made under the stock incentive plan before stockholder approval of the plan on December 18, 2003 or in excess of the number of authorized plan shares covered by the stockholder approval and (b) awards made pursuant to the executive stock incentive plan, which has not been approved by our stockholders.
(5)	Consists of (a) 293,336 shares of common stock subject to stock options and 971,498 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the stock incentive plan as of December 31, 2008 and (b) 3,574,633 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the executive incentive plan as of December 31, 2008.
(6)	Shows the shares of common stock remaining available for issuance pursuant to future awards under the stock incentive plan as of December 31, 2008. Any or all of such shares of common stock may be issued pursuant to awards other than upon the exercise of an option or the vesting of a restricted stock unit.
(7)	Includes shares of common stock subject to issuance pursuant to restricted stock units. See notes (2) and (5) to this table.
(8)	Any or all of such shares of common stock may be issued pursuant to awards other than upon the exercise of an option or the vesting of a restricted stock unit. See note (6) to this table.

Stock Incentive Plan. The purpose of the stock incentive plan is to enable us to recruit, reward, retain and motivate officers, employees, directors and other plan participants who are providing services to us or our affiliates. On November 7, 2006 and on February 6, 2008, the board of directors adopted amendments to the stock incentive plan. The amendments, which were not approved by stockholders, increased the total number of shares of common stock authorized for issuance pursuant to awards under the stock incentive plan by 572,000 shares and by 3,300,000 shares, respectively, from 2,433,334 shares to 3,005,334 shares in 2006 and to 6,305,334 shares in 2008. Shares subject to awards which are forfeited or canceled, or which expire or are settled in cash, will become eligible for issuance under future awards under the plan. If options are exercised by tendering shares in payment of the exercise price, the number of shares issued net of the shares tendered will be deemed issued for purposes of determining the number of shares available for future issuance under the plan.

Awards under the stock incentive plan may be made in the form of stock options, restricted stock, restricted stock units, unrestricted stock, stock appreciation rights, performance awards, annual incentive awards and any combination of the foregoing.

As of December 31, 2008, 375,362 shares of common stock were subject to issuance upon the exercise of stock options outstanding under the stock incentive plan and 2,474,446 shares of common stock were subject to issuance pursuant to restricted stock units outstanding under the plan.

The compensation committee of the board of directors administers the stock incentive plan and has the authority to designate eligible participants and determine the types of awards to be granted and the conditions and limitations applicable to those awards. The board of directors may authorize amendments to the stock incentive plan without stockholder approval except in circumstances prescribed by applicable law or regulation. In accordance with the amendments to the stock incentive plan adopted on February 6, 2008, the stock incentive plan will terminate on February 6, 2018.

For additional information about the stock incentive plan, see Note 9 to Notes to Consolidated Financial Statements in our 2008 Form 10-K.

Executive Incentive Plan. The board of directors approved the executive incentive plan on May 10, 2005 and approved the plan, as amended and restated, on December 16, 2005. The executive incentive plan, which is administered by the board of directors, initially provided for the award of restricted stock units for common stock, Series A preferred stock and Series B preferred stock to Mr. Curran, Mr. Fish and a third officer pursuant to our employment agreements with those officers, who are the only participants in the plan. The foregoing executives were entitled to receive such restricted stock units for their services in connection with the restructuring and refinancing of our secured indebtedness that we completed on March 29, 2005 and July 26, 2005. We adopted the executive incentive plan so that we could grant the stock units as an inducement material to the foregoing executives entering into employment with us within the meaning of the Marketplace Rules of the NASDAQ Stock Market, on which our common stock was listed on the plan adoption date. As permitted by this rule, the executive incentive plan was not approved by our stockholders.

Effective as of July 31, 2007, to adjust the awards granted to the foregoing officers for the recapitalization transactions we completed on that date and which are described below in this proxy statement, the board of directors approved amendments to the executive incentive plan to eliminate plan awards of restricted stock units for Series A preferred stock and Series B preferred stock and to increase from 2,000,000 shares to 4,000,000 shares the maximum number of shares of common stock issuable pursuant to common stock units awarded under the plan. We did not obtain stockholder approval of these amendments.

For additional information about awards under the executive incentive plan, including modifications to the awards approved on December 21, 2007, see the Compensation Discussion and Analysis section of this proxy statement, “Award Modifications Resulting From Recapitalization and Acceleration of Vesting” following the 2008 Grants of Plan-Based Awards Table above, and Note 9 to Notes to Consolidated Financial Statements in our 2008 Form 10-K.

TRANSACTIONS WITH RELATED PERSONS

AND APPROVAL POLICIES

Transactions With Related Persons

The following is a summary of certain transactions during 2007 and 2008 in which ITC^DeltaCom and its subsidiaries participated and in which our directors, director nominees and beneficial owners of more than 5% of any class of our voting securities had a direct or indirect material interest. We refer to all such persons and other persons referred to in Item 404(a) of the SEC’s Regulation S-K as “related persons.”

Refinancing and Recapitalization Transactions

On July 31, 2007, we completed transactions, which we refer to collectively as the “2007 refinancing and recapitalization,” in which we refinanced or retired substantially all of our previously outstanding funded debt, eliminated all series of our previously authorized preferred stock and substantially all related stock purchase warrants principally in exchange for common stock, and raised additional funds from sales of our capital stock.

In connection with the 2007 refinancing and capitalization, we entered into agreements with various holders of our Series A preferred stock, Series B preferred stock, stock purchase warrants and third lien, senior secured notes, pursuant to which we issued shares of common stock upon the conversion or exchange of those securities. Concurrently with the completion of these conversion and exchange transactions, we sold for cash shares of common stock and a new issue of our 6% Series H convertible redeemable preferred stock. Also in connection with the 2007 refinancing and recapitalization, we entered into a first lien credit facility in an aggregate principal amount of $240 million and a second lien credit facility in an aggregate principal amount of $75 million, and used the proceeds of these facilities to repay our first lien, senior secured notes and other indebtednesses.

Transactions With WCAS Group and Other Related Persons

At the time of the transactions in 2007 and 2008 described below, the WCAS Group beneficially held securities representing a majority of the voting power represented by all of our outstanding voting securities. Three of our directors during 2007 and 2008, John Almeida, Jr., Thomas E. McInerney and Sanjay Swani, are General Partners of Welsh, Carson, Anderson & Stowe. In addition, Messrs. McInerney and Swani are members of the WCAS Group. Messrs. Almeida, McInerney and Swani currently serve as directors and have been nominated for election to the board of directors at the annual meeting. For additional information about the WCAS Group and Messrs. Almeida, McInerney and Swani, including their beneficial ownership of our common stock, see “Security Ownership” and “Election of Directors.” The information presented below about shares we issued and payments we made to or received from the WCAS Group includes shares that we issued or amounts we paid to or received from each of Messrs. McInerney and Swani as members of the WCAS Group, which we also separately show below.

Payment and Exchange of Third Lien Notes. In 2007, members of the WCAS Group, including Messrs. McInerney and Swani, and Mr. Almeida held our third lien, senior secured notes due 2009, which we refer to as “third lien notes.” The third lien notes accrued interest, payable quarterly, at an annual rate equal to the specified London interbank offered rate, or “LIBOR,” plus 7.5%, with the portion of any interest in excess of a 12% annual rate payable in-kind at our option, and accrued additional payment-in-kind interest, payable on a quarterly basis, at an annual rate of 4.5%. No scheduled principal payments were due on the third lien notes before the maturity date of September 26, 2009.

The following table presents information about the third lien notes held by the WCAS Group and each of Messrs. Almeida, McInerney and Swani during 2007 and about the shares of common stock and cash prepayment penalty we issued and paid to each of them in exchange for these notes in connection with the 2007 refinancing and recapitalization:

Holder	Interest Paid During 2007($)	Largest Principal Amount Outstanding During 2007($)	Shares of Common Stock	Cash Prepayment Penalty Paid($)
WCAS Group	2,281,584	22,895,697	7,710,594	221,680
John Almeida, Jr.	230	2,304	775	22
Thomas E. McInerney	17,560	176,218	59,345	1,706
Sanjay Swani	459	4,607	1,551	45

The interest amounts presented in the first column of the table above include both cash and in-kind interest. For the shares of common stock they received, the WCAS Group and Messrs. Almeida, McInerney and Swani exchanged third lien notes with outstanding principal balances in the amounts shown in the second column above. We issued a total of 7,757,524 shares of common stock to the WCAS Group and the other WCAS securityholders in exchange for $22.9 million aggregate principal amount of third lien notes (consisting of $19.7 million net of debt discount) and paid in cash a prepayment penalty expense of 2% of the principal prepaid, or approximately $223,000. For financial reporting purposes, we valued the shares of common stock exchanged for such third lien notes at approximately $65.9 million, or $8.50 per share based on the closing price of our common stock on July 31, 2007 as reported on the OTC Bulletin Board.

Exchange of Series B Warrants. In connection with the 2007 refinancing and recapitalization, we issued a total of 5,789 shares of common stock in exchange for all 3,000,000 of our outstanding Series B warrants to purchase approximately 1,000,000 shares of common stock at an exercise price of $25.50 per share. In this transaction, we issued 5,276 shares to the WCAS Group in exchange for 2,731,995 warrants, 32 shares to Mr. McInerney in exchange for 17,014 warrants and one share to Mr. Swani in exchange for 791 warrants. For financial reporting purposes, we recognized the exchange of all Series B warrants for common stock at the book value of $4.8 million.

Exchange of Series C Warrants. In connection with the 2007 refinancing and recapitalization, we issued a total of 4,902,557 shares of common stock in exchange for all 20,000,000 of our outstanding Series C warrants to purchase approximately 6,600,000 shares of common stock at an exercise price of $1.80 per share. In this transaction, we issued 4,872,898 shares to the WCAS Group in exchange for 19,879,000 warrants, 490 shares to Mr. Almeida in exchange for 2,000 warrants, 37,504 shares to Mr. McInerney in exchange for 153,000 warrants and 980 shares to Mr. Swani in exchange for 4,000 warrants. For financial reporting purposes, we recognized the exchange of all Series C warrants for common stock at the book value of $7.6 million.

Conversion of Series B Preferred Stock. In connection with the 2007 refinancing and recapitalization, we issued a total of 11,735,080 shares of common stock upon the conversion of all 607,087 outstanding shares of our Series B preferred stock, which were convertible into approximately 6,700,000 shares of common stock at a conversion price of $9.00 per share. In this transaction, we issued 11,660,331 shares to the WCAS Group, 942 shares to Mr. Almeida, 79,897 shares to Mr. McInerney and 2,605 shares to Mr. Swani upon the conversion of approximately 579,750, 49, 4,133 and 135 shares of Series B preferred stock, respectively, held by them. For financial reporting purposes, we valued the shares of common stock issued upon conversion of all Series B preferred stock at approximately $99.7 million, or $8.50 per share based on the closing price of our common stock on July 30, 2007 as reported on the OTC Bulletin Board.

Sale of Common Stock. In connection with the 2007 refinancing and recapitalization, we received gross cash proceeds of $21 million from the sale of a total of 6,937,724 shares of common stock at a purchase price of $3.03 per share. In this transaction, we sold and issued 6,888,825 shares to the WCAS Group at a purchase price of $20,851,982, 808 shares to Mr. Almeida at a purchase price of $2,446, 62,020 shares to Mr. McInerney at a purchase price of $187,730 and 1,616 shares to Mr. Swani at a purchase price of $4,892.

Transactions With TCP and Other Related Persons

Immediately before the completion of the 2007 refinancing and recapitalization, Tennenbaum Capital Partners, LLC, or “TCP,” was the beneficial owner of more than 5% of our common stock based on its beneficial ownership of Series D warrants for the purchase our common stock or Series C preferred stock. The Series D warrants first became exercisable on June 30, 2007. Following the 2007 refinancing and recapitalization, in which, among other transactions, the Series D warrants were exchanged for common stock, TCP remains the beneficial owner of more that 5% of our common stock. For additional information about TCP’s beneficial ownership of our common stock, see “Security Ownership.” During 2007 and 2008, TCP served as investment adviser to, or managing member of, or was otherwise affiliated with, the TCP fund holders, which during part of this period consisted of Special Value Bond Fund II, LLC and Special Value Absolute Return Fund, LLC, and other investment funds, including Special Value Continuation Partners, LP (which became a TCP fund holder in 2008), Special Value Expansion Fund, Special Value Opportunities Fund, Tennenbaum Opportunities Partnership and Tennenbaum Multi-Strategy Master Fund. Such other investment funds, which, together with the TCP fund holders, we refer to as the “TCP lenders,” participated in the transactions described below.

During 2007, Michael E. Leitner, who is a Managing Partner of TCP, served on our board of directors. Philip M. Tseng, who is a Director of TCP, has served on our board of directors since February 2007. Messrs. Leitner and Tseng have been nominated for election to the board of directors at the annual meeting. For additional information about Messrs. Leitner and Tseng, see “Election of Directors.”

Payment of First Lien Notes. Some of the TCP lenders held in 2007 our first lien, senior secured notes due 2009, which we refer to as “first lien notes,” that we issued in connection with the refinancing we completed in July 2005. In connection with the 2007 refinancing and recapitalization, we paid all $236.2 million aggregate principal amount outstanding under the first lien notes, of which we paid $51.3 million to the TCP lenders, and a prepayment penalty of $7.1 million, of which we paid $1.6 million to the TCP lenders. The first lien notes accrued interest, payable quarterly, at an annual rate equal to LIBOR plus 8%, with the portion of any interest in excess of a 12% annual rate payable in-kind at our option, and accrued payment-in-kind interest, payable on a quarterly basis, at an annual rate of 0.5%. No scheduled principal payments were due on the first lien notes before the maturity date of July 26, 2009.

The TCP lenders received total interest payments on their first lien notes of approximately $3.4 million during 2007. The largest aggregate principal amount of the first lien notes collectively held by the TCP lenders was approximately $51.3 million in 2007.

Payment and Exchange of Third Lien Notes. Some of the TCP lenders in 2007 held our third lien notes described above. The TCP lenders received total interest payments on their third lien notes of approximately $2.1 million during 2007. The largest aggregate principal amount of the third lien notes collectively held by the TCP lenders was approximately $25.1 million in 2007. In connection with the 2007 refinancing and recapitalization, we issued 8,259,193 shares of common stock in exchange for $25.0 million aggregate principal amount of third lien notes (consisting of $19.7 million net of debt discount) held by the TCP lenders, and paid in cash a prepayment penalty expense of 2% of the principal prepaid, or approximately $500,000. For financial reporting purposes, we valued the shares of common stock exchanged for such third lien notes at approximately $70.2 million, or $8.50 per share based on the closing price of our common stock on July 30, 2007 as reported on the OTC Bulletin Board.

New Second Lien Credit Facility. In connection with the 2007 refinancing and recapitalization, some of the TCP lenders provided us with a new $75 million second lien credit facility. The TCP lenders received total interest payments on this facility of $8.4 million during 2008 and $4.1 million during 2007. The largest aggregate principal amount of the second lien credit facility collectively held by the TCP lenders was approximately $75 million in 2008 and approximately $75 million in 2007.

The second lien credit facility will mature on July 31, 2014. There will be no scheduled principal payments before maturity under the second lien credit facility. Prepayment of borrowings outstanding under this facility before July 31, 2009 will require payment of a premium of approximately $750,000 if the borrowings are prepaid on or after July 31, 2008 and before July 31, 2009. Borrowings outstanding under the second lien credit facility bear interest, at our option, at an annual rate equal to either a specified base rate plus 6.50% or LIBOR plus 7.50%. For interest payments covering any interest period ending on or before July 31, 2009, we may elect to pay interest under the facility either entirely in cash or as payment-in-kind interest by adding to the principal of outstanding borrowings an amount equal to the amount of interest accrued at an annual rate of up to 4.00% and by paying the balance of the accrued interest in cash.

New First Lien Credit Facility. Various of the TCP lenders acquired through syndication a portion of a new first lien term loan facility due July 31, 2013 that we obtained in connection with the 2007 refinancing and recapitalization. The TCP lenders received total interest payments on this facility of $5.6 million during 2008 and $2.5 million during 2007. The largest aggregate principal amount of the first lien credit facility collectively held by the TCP lenders was approximately $70 million in each of 2008 and 2007.

The first lien term loan facility and the revolving credit facility will mature on July 31, 2013 and on July 31, 2012, respectively. Scheduled quarterly principal payments of $575,000 under the first lien term loan facility began in the first quarter of 2008. Borrowings outstanding under the first lien credit facility bear interest, at our option, at an annual rate equal to either a specified base rate plus 3.00% or LIBOR plus 4.00%. Borrowings under the revolving credit facility bear interest, at our option, at an annual rate equal to either a specified base rate plus a margin of 2.50% to 3.00% or LIBOR plus a margin of 3.50% to 4.00%. The applicable margin is determined based upon our consolidated leverage ratio at the specified measurement date.

Series D Warrants. In connection with the 2007 refinancing and recapitalization, we issued 4,242,717 shares of common stock to the TCP lenders in exchange for 6,820,293 outstanding Series D warrants held by them. Each Series D warrant entitled the holder to purchase one share of a new issue our Series C preferred stock and a portion of an additional share equal to the cumulative amount of payment-in-kind dividends that would have accrued with respect to one share from the warrant issue date of July 26, 2005 through the warrant exercise date if such share had been outstanding. Each share of Series C preferred stock was convertible into .4445 of one share of common stock. Each warrant also entitled the holder to purchase the number of shares of common stock into which the shares of Series C preferred stock otherwise issuable under the warrant would have been convertible as of the warrant exercise date. For financial reporting purposes, we recognized the exchange of all 9,000,000 Series D warrants for common stock at the book value of $13 million.

Transaction With H Partners, LP

On July 24, 2007, H Partners Capital, LLC, H Partners Management, LLC, H Partners, LP and Rehan Jaffer reported in a statement on Schedule 13G filed with the SEC that they beneficially owned more than 5% of our common stock. In connection with the 2007 refinancing and recapitalization, we sold to H. Partners, LP 237,215 shares of a new issue of our 6% Series H convertible redeemable preferred stock at $100 per share for a total purchase price of $23.7 million.

Other Transactions

Transactions With KNOLOGY, Inc. and Subsidiaries. We entered into the transactions with KNOLOGY, Inc. and its subsidiaries described below. Campbell B. Lanier, III has served as chairman and Donald W. Burton as a director of KNOLOGY. Mr. Lanier and Mr. Burton each was the beneficial owner of more than 5% of our Series A preferred stock until we redeemed and converted such preferred stock on July 31, 2007 in connection with the 2007 refinancing and recapitalization.

We sell capacity on our fiber optic network and provide long distance and carrier-switched long distance service to KNOLOGY and its subsidiaries. We also provide these companies with directory assistance and operator services. We recorded revenues for all of these services of approximately $2.8 million for 2007.

We purchased feature group access and other services from KNOLOGY and its subsidiaries totaling approximately $689,000 for 2007.

Transactions With J. Smith Lanier, II and Affiliates. J. Smith Lanier, II was the beneficial owner of more than 5% of our Series A preferred stock until we redeemed and converted such preferred stock on July 31, 2007 in connection with the 2007 refinancing and recapitalization. Mr. Lanier also is the chairman and a significant stockholder of J. Smith Lanier & Co., an insurance placement company. J. Smith Lanier & Co. provides us with insurance brokerage services, including the negotiation and acquisition on our behalf of various insurance policies with third-party insurers. The gross premium for policies obtained by J. Smith Lanier & Co. on our behalf totaled $1.7 million for 2007, and included a payment in 2007 of $125,000 for risk management services provided by J. Smith Lanier & Co.

We provide retail services, including local and long distance telephone services and data and Internet services, to J. Smith Lanier & Co. Revenues attributable to J. Smith Lanier & Co. for our provision of these services totaled approximately $715,000 for 2007.

Transactions With CT Communications, Inc. CT Communications, Inc. was the beneficial owner of more than 5% of our Series A preferred stock until we redeemed and converted such preferred stock on July 31, 2007 in connection with the 2007 refinancing and recapitalization. CT Communications purchases operator services from us. For these services, we billed CT Communications approximately $464,000 for 2007.

Review, Approval or Ratification of Transactions With Related Persons

Two committees of the board of directors are responsible for reviewing and approving our transactions with related persons. All of the transactions described above under “Transactions With Related Persons” were reviewed and approved by the applicable committee by pre-approval or ratification.

Audit Committee. Under its charter, the audit committee has the responsibility for conducting an appropriate review of all transactions with related persons on an ongoing basis and to approve all such transactions. The charter specifies that the transactions subject to review and approval by the audit committee are those that would be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K. Accordingly, the audit committee does not review and approve transactions involving the compensation of our executive officers and directors to the extent that such transactions are not required to be disclosed under Item 404. In exercising its authority under the charter, the audit committee generally will approve or ratify a transaction between us and a related person only if it determines that the transaction is on terms that are no less favorable to us than the terms we reasonably could have obtained on an arm’s-length basis with an unrelated person.

In addition to their duties and responsibilities set forth in the committee charter, the audit committee has specified approval rights under our governance agreement. The governance agreement provides that, except as contemplated by the BTI Telecom merger agreement or our certificate of incorporation or bylaws, any transactions between ITC^DeltaCom or any subsidiary of ITC^DeltaCom and the WCAS securityholders or any of their affiliates that are not subject to approval by the committee of independent directors, as described below, generally must be approved by the audit committee, unless the WCAS securityholders and their affiliates have no interest in any such transaction other than as beneficial owners of our common stock and are treated in the same manner as all other holders of the common stock.

Committee of Independent Directors. In accordance with our governance agreement, the board of directors maintains a committee of independent directors, which has the responsibility to approve transactions between us and specified persons who may be deemed to be related persons. See “Election of Directors—Arrangements Relating to the Board of Directors” for information about the director independence standards set forth in the governance agreement for service on the committee. The governance agreement provides that the following transactions must be approved by a determination of the committee:

•	any “squeeze-out transaction,” as defined in the governance agreement, or merger or other business combination between us and any affiliate of the WCAS securityholders;

•	any issuances of shares of capital stock by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•	any sale of assets by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•

any action by the WCAS securityholders or their affiliates to amend our certificate of incorporation or bylaws during the term of the governance agreement in a manner that would modify the rights of the parties under the governance agreement;

•

any enforcement or modification, amendment or waiver of any provision of the governance agreement, the BTI Telecom merger agreement or our registration rights agreement with the WCAS securityholders; and

•	any acquisition by the WCAS securityholders or their affiliates of our voting securities in excess of limits specified in the governance agreement.

In exercising its authority under the governance agreement, the committee of independent directors generally will take into account, among other factors that it deems appropriate, whether the transaction between us and the foregoing related persons is on terms that are no less favorable to us than the terms we reasonably could have obtained on an arm’s-length basis with an unrelated person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. The reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to us for 2008 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements for 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as our independent registered public accounting firm for 2007 and 2008 and has been appointed by our audit committee to serve as our independent registered public accounting firm for 2009. Representatives of BDO Seidman are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Fees

The following table sets forth the aggregate fees billed by BDO Seidman to us for services rendered for 2007 and 2008:

	2007	2008
Audit services	$423,975	$409,025
Audit-related services	18,393	73,260
Tax services	—	—
All other fees	—	—

Total	$442,368	$482,285

The audit committee of the board of directors considered whether the provision by BDO Seidman of services for the fees identified above under “Audit-related services” was compatible with maintaining the independence of such firm.

Audit Services. Audit services include services performed by BDO Seidman to comply with generally accepted auditing standards related to the audit and review of our financial statements. The audit fees shown above for 2007 and 2008 were incurred principally for services rendered in connection with the audit of our consolidated financial statements and associated filings with the SEC.

Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for 2007 and 2008 were incurred in connection with audits of our employee benefit plans and general non-audit accounting consultation concerning financial reporting, disclosure matters and new accounting pronouncements.

Pre-Approval Policy

The audit committee pre-approves on an engagement-by-engagement basis all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our independent registered public accounting firm and management are required to report periodically to the audit committee regarding the services provided by, and fees payable to, such firm in accordance with this pre-approval.

REPORT OF THE AUDIT COMMITTEE

During 2008, the audit committee of the board of directors of ITC^DeltaCom, Inc. (“ITC^DeltaCom”) reviewed with ITC^DeltaCom’s management, financial managers, internal auditors and independent registered public accounting firm, BDO Seidman, LLP (“BDO Seidman”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of ITC^DeltaCom’s financial reporting and system of internal control over financial reporting, ITC^DeltaCom’s process for legal and regulatory compliance, and the audited financial statements of ITC^DeltaCom for the year ended December 31, 2008 included in ITC^DeltaCom’s annual report on Form 10-K for the year ended December 31, 2008.

Management is responsible for ITC^DeltaCom’s system of internal control over financial reporting, the financial statements and the financial reporting process. BDO Seidman is responsible for expressing an opinion on the conformity of ITC^DeltaCom’s audited financial statements with accounting principles generally accepted in the United States and for issuing a report on the effectiveness of ITC^DeltaCom’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, BDO Seidman reports directly to the audit committee. The audit committee appointed BDO Seidman as ITC^DeltaCom’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with BDO Seidman the matters required to be discussed by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board. In addition, BDO Seidman provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s communications with the audit committee concerning independence, and the audit committee has discussed with BDO Seidman the firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements of ITC^DeltaCom for the year ended December 31, 2008 in ITC^DeltaCom’s annual report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee

John J. Delucca
Clyde A. Heintzelman
R. Gerald McCarley

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2010

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be presented at our annual meeting of stockholders in 2010 must be received by our Secretary at our offices at 7037 Old Madison Pike, Huntsville, Alabama 35806 no later than December 17, 2009. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to Rule 14a-8.

Under our bylaws, a stockholder wishing to bring business before the stockholders at any annual meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by our Secretary not less than 60 days before the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to propose the business and the nature of the business to be proposed;

•

a representation that the stockholder is a holder of record of our capital stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; and

•

such other information regarding each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the matter had been proposed, or intended to be proposed, by the board of directors.

The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by ITC^DeltaCom under the Securities Act of 1933 or the Securities Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

The board of directors is not aware of any matters not referred to in the proxy that may be brought before the annual meeting. If any other matter is properly brought before the meeting for action, the persons named in the accompanying proxy will vote on the matter in their own discretion.

By order of the board of directors,

J. Thomas Mullis Secretary

Dated: April 13, 2009

APPENDIX A

AUDIT COMMITTEE CHARTER

OF ITC^DELTACOM, INC.

A.    Organization

1.    Appointment. The board of directors will appoint an audit committee, which will be composed of at least three directors. The board of directors also will appoint a chairman of the audit committee.

2.    Qualifications. Each member of the audit committee must satisfy the requirements of the Nasdaq Stock Market and applicable law relating to independence, expertise and experience.

B.    Statement of Purpose

1.    Oversight Responsibility. The purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. This oversight responsibility includes oversight relating to (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (2) the performance of the internal audit function, (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the qualifications, independence and performance of the independent auditors, (4) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, and (5) the fulfillment of the other responsibilities set forth in this charter. The audit committee also will prepare the report of the audit committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

2.    Other Matters. It is not the role of the audit committee to plan or conduct audits, to guarantee the accuracy or quality of the Company’s financial statements or to determine that the financial statements are in accordance with generally accepted accounting principles and applicable laws and regulations. These are the responsibilities of management, the independent auditors and the internal auditors.

C.    Operation

1.    Open Communication. The audit committee will maintain regular and open communication among the directors, the independent auditors, the internal auditors and management.

2.    Reports to the Board of Directors. The audit committee will review with the board of directors any issues that arise within the scope of the oversight responsibility of the audit committee as described above, will report committee actions to the board of directors, and may make appropriate recommendations for action by the board of directors.

3.    Meetings. The audit committee will establish a schedule of meetings to be held each year and may schedule additional meetings as required. In planning the annual schedule of meetings, the audit committee will ensure that sufficient opportunities exist for its members to meet separately, periodically, with the independent auditors and the head of internal audit (or internal audit service providers), without management present; to meet separately with management, without the independent auditors and the head of internal audit (or internal audit service providers) present; and to meet with only the audit committee members present.

4.    Procedures. The audit committee may adopt such procedures relating to the conduct of its proceedings as it deems appropriate.

5.    Access to Records, Advisors and Others. The audit committee will have full authority (1) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, (2) to retain independent legal, accounting or other advisors, as it determines to be necessary to carry out its duties, to advise the audit committee and (3) to request any officer or employee of the Company, the Company’s external counsel, the internal auditors or the independent auditors to attend meetings of the audit committee or to meet with any members of, or advisors to, the audit committee. The audit committee may retain advisors without seeking approval of such retention by the board of directors. The Company will provide appropriate funding, as determined by the audit committee, for payment of the compensation of the independent auditors and of any independent advisors retained by the audit committee, as well as ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

6.    Delegation. The audit committee may delegate any of its responsibilities to a subcommittee composed of one or more members of the audit committee to the extent permitted by applicable law and listing standards.

7.    Performance Evaluation. The audit committee will establish criteria for evaluating its performance and will conduct such an evaluation on an annual basis.

D.    Responsibilities

The following will be the principal responsibilities of the audit committee:

1.    Engagement of Independent Auditors. The independent auditors are accountable to the audit committee. The audit committee will directly engage the independent auditors and directly oversee, evaluate and, where appropriate, replace the independent auditors. The independent auditors will report directly to the audit committee. Any engagement of the independent auditors by the audit committee may be subject to stockholder approval or ratification, as determined by the board of directors.

2.    Pre-Approval of Audit and Non-Audit Services. The audit committee will approve in advance (1) all audit, review and attest services and all non-audit services provided to the Company by the independent auditors and (2) all fees payable by the Company to the independent auditors for such services, all as required by applicable law or listing standards.

3.    Independence of Independent Auditors. The audit committee will consider matters relating to the independence of the independent auditors. The audit committee will ensure that the independent auditors submit, on a periodic basis, to the audit committee formal written statements delineating all relationships between the independent auditors and the Company, as required by the Independence Standards Board (or any successor body), will discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors’ independence and will take appropriate action in response to the independent auditors’ statements to satisfy itself of the independent auditors’ independence.

4.    Performance of Independent Auditors. The audit committee will review the performance of the independent auditors annually. In connection with this evaluation, the audit committee will consult with management and will obtain and review a report by the independent auditors describing their internal control procedures, issues raised by their most recent internal quality control review or peer review (if applicable) or by any inquiry or investigation by governmental or professional authorities for the preceding five years, and the response of the independent auditors to any such review, inquiry or investigation, including any steps taken to deal with any such issues. The audit committee will consider whether it is appropriate to adopt a policy of rotating independent auditors on a periodic basis.

5.    Performance of Internal Auditors. The audit committee will annually review the experience and qualifications of the senior members of the internal auditors and the quality control procedures of the internal auditors. If the internal audit services are outsourced, the audit committee will be responsible for the engagement, evaluation and termination of the internal audit service providers, and will approve fees paid to the internal audit service providers. As part of its responsibility to evaluate any internal audit service providers, the audit committee will review the quality control procedures applicable to the service providers. The audit committee also will obtain and review not less frequently than annually a report of the service providers addressing such service providers’ internal control procedures, any material issues raised by their most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities for the preceding five years, and the response of such service providers to any such review, inquiry or investigation, including any steps taken to deal with any such issues.

6.     Audits. The audit committee will discuss with the internal auditors or internal audit service providers and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the audit committee will discuss with management, the internal auditors or internal audit service providers and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The audit committee will review with management and the independent auditors management’s annual internal control report, including any attestation of such internal control report by the independent auditors. The audit committee will obtain and review periodic reviews from management and the internal auditors or internal audit service providers regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internals controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

7.    Review of Disclosure Controls and Procedures. The audit committee will review with the chief executive officer, the chief financial officer and general counsel the Company’s disclosure controls and procedures and will review periodically, but no less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

8.    Consultation with Independent Auditors. The audit committee will review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company’s response to that letter. This review will address any difficulties encountered by the independent auditors in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, and any material adjustments to the financial statements recommended by the independent auditors, regardless of materiality.

9.    Review of Regulatory and Accounting Initiatives. The audit committee will review with management and the independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

10.    Review of Annual SEC Filings. The audit committee will review and discuss with management and the independent auditors the audited financial statements and the other financial information, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The audit committee also will discuss the results of the annual audit and any other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. Based on such review and discussion, the audit committee will make a determination whether to recommend to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

11.    Review of Quarterly SEC Filings and Other Communications. The audit committee will review and discuss with management and the independent auditors the quarterly financial information, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and

Exchange Commission. In connection with this review, the audit committee will discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 71. The audit committee also will discuss any other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The audit committee will discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, to the extent required by applicable law or listing standards.

12.    Proxy Statement Report. The audit committee will prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

13.    Related Party Transactions. The audit committee will conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and approve all such transactions. The related party transactions subject to audit committee review and approval are transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission.

14.    Hiring Guidelines. The audit committee will approve guidelines for the Company’s hiring of former employees of the independent auditors, which will meet the requirements of applicable law and listing standards.

15.    Establishment of Whistleblowing Procedures. The audit committee will establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

16.    Review of Legal and Regulatory Compliance. The audit committee will periodically review with management, including the general counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s code of conduct and ethics. The Committee also will meet periodically and separately with the Company’s general counsel to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

17.    Code of Business Conduct and Ethics. The audit committee will consider and act upon any amendments to the Company’s Code of Business Conduct and Ethics and upon any request by executive officers for waivers under the Code of Business Conduct and Ethics.

18.    Other Responsibilities. The audit committee also will carry out such other duties that may be delegated to it by the board of directors from time to time.

E.    Charter

1.    Annual Review. The audit committee will review and reassess the adequacy of this charter on an annual basis.

2.    Inclusion in Proxy Statement. The audit committee will cause a copy of the charter to be included in the Company’s annual proxy statement filed with the Securities and Exchange Commission as required by applicable law or regulation.

Adopted by the board of directors on March 19, 2003 and last amended on January 27, 2004.

Please mark your votes as indicated in this example X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. To elect nine directors

01 John Almeida, Jr.

02 Philip M. Tseng

03 Randall E. Curran

04 John J. Delucca

05 Clyde A. Heintzelman

06 Michael E. Leitner

07 Thomas E. McInerney

08 R. Gerald McCarley

09 Sanjay Swani

FOR

all nominees listed except as indicated

WITHHOLD

AUTHORITY

to vote for all nominees

*EXCEPTIONS

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2. In their discretion, upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE

Signature

Signature

Date

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor Administrator, Trustee or Guardian should give their full title.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Monday, May 11, 2009.

ITC^DELTACOM, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 12, 2009: The proxy statement and our 2008 Annual Report on Form 10-K, which serves as our Annual Report to Stockholders, are available at www.deltacom.com/investors.asp.

INTERNET

http://www.proxyvoting.com/itcd

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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ITC^DELTACOM, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned HOLDER OF COMMON STOCK OF ITC^DELTACOM, INC. (the “Company”) hereby appoints Richard E. Fish, Jr. and J. Thomas Mullis, or either of them, with full power of substitution, as proxies to cast all votes, as designated on the reverse side of this proxy card, which the undersigned is entitled to cast as a holder of Common Stock at the 2009 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 12, 2009 at 11:00 a.m., local time, at the Company’s principal executive offices at 7037 Old Madison Pike, Huntsville, Alabama 35806, and at any adjournment or postponement thereof, upon the following matter and any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

(Continued and to be signed on reverse side)

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

You can now access your ITC^DeltaCom, Inc. account online.

Access your ITC^DeltaCom, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for ITC^DeltaCom, Inc., now makes it easy and convenient to get current information on your stockholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

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